Exhibit 10.9.1

HIGHWOODS REALTY LIMITED PARTNERSHIP

OFFICE LEASE

TABLE OF CONTENTS

Article 1:	Basic Definitions and Provisions
	a.	Premises
	b.	Term
	c.	Lease Year
	d.	Permitted Use
	e.	Occupancy Limitation
	f.	Base Rent
	g.	Rent Payment Address
	h.	Security Deposit
	i.	Business Hours
	j.	After Hours HVAC Rate
	k.	Parking
	l.	Notice Addresses
	m.	Broker
	n.	Authorized Representative
Article 2:	Leased Premises
	a.	Premises
	b.	Common Areas
Article 3:	Term
	a.	Commencement and Expiration Dates
	b.	Delivery of Possession
	c.	Right to Occupy
Article 4:	Use
	a.	Permitted Use
	b.	Prohibited Equipment in Premises
Article 5:	Rent
	a.	Payment Obligations
	b.	Base Rent
	c.	Additional Rent
Article 6:	Security Deposit
Article 7:	Services by Landlord
	a.	Base Services
	b.	Landlord’s Maintenance
	c.	No Abatement
Article 8:	Tenant’s Acceptance and Maintenance of Premises
	a.	Acceptance of Premises
	b.	Move-in Obligations
	c.	Tenant’s Maintenance
	d.	Alterations to Premises
	e.	Restoration of Premises
	f.	Landlord’s Performance of Tenant’s Obligations
	g.	Construction Liens
Article 9:	Property of Tenant
Article 10:	Signs
Article 11:	Access to Premises
	a.	Tenant’s Access
	b.	Landlord’s Access
Article 12:	Tenant’s Compliance

Article 13:	Insurance Requirements
	a.	Tenant’s Liability Insurance
	b.	Tenant’s Property Insurance
	c.	Certificates of Insurance
	d.	Insurance Policy Requirements
	e.	Right to Increase Requirements
	f.	Landlord’s Property Insurance
	g.	Mutual Waiver of Subrogation
Article 14:	Indemnity
Article 15:	Quiet Enjoyment
Article 16:	Subordination; Attornment; Non-Disturbance; and Estoppel Certificate
	a.	Subordination and Attornment
	b.	Non-Disturbance
	c.	Estoppel Certificates
Article 17:	Assignment — Sublease
	a.	Landlord Consent
	b.	Permitted Assignments/Subleases
	c.	Notice to Landlord
	d.	Prohibited Assignments/Sublease
	e.	Limitation on Rights of Assignee/Sublessee
	f.	Tenant Not Released
	g.	Landlord’s Right to Collect Sublease Rents Upon Tenant Default
	h.	Excess Rents
	i.	Landlord’s Fees
Article 18:	Damages to Premises
	a.	Landlord’s Restoration Obligations
	b.	Tenant’s Restoration Obligations
	c.	Termination of Lease by Landlord
	d.	Termination of Lease by Tenant
	e.	Rent Abatement
Article 19:	Eminent Domain
	a.	Effect on Lease
	b.	Right to Condemnation Award
Article 20:	Environmental Compliance
	a.	Tenant’s Responsibility
	b.	Liability of the Parties
	c.	Inspections by Landlord
Article 21:	Default
	a.	Tenant’s Default
	b.	Landlord’s Remedies
	c.	Landlord’s Expenses
	d.	Remedies Cumulative
	e.	No Accord and Satisfaction
	f.	No Reinstatement
	g.	Landlord’s Default
Article 22:	Multiple Defaults
	a.	Loss of Option Rights
	b.	Increased Security Deposit
Article 23:	Bankruptcy
	a.	Trustee’s Rights
	b.	Adequate Assurance

	c.	Assumption of Lease Obligations
Article 24:	Notices
	a.	Addresses
	b.	Form; Delivery; Receipt
Article 25:	Holding Over
Article 26	Right to Relocate
	a.	Substitute Premises
	b.	Upfit of Substitute Premises
	c.	Relocation Costs
	d.	Lease Terms
Article 27:	Broker’s Commissions
Article 28:	Anti-Terrorism Laws
Article 29:	General Provisions/Definitions
	a.	No Agency
	b.	Force Majeure
	c.	Building Standard Improvements
	d.	Limitation on Damages
	e.	Satisfaction of Judgments Against Landlord
	f.	Interest
	g.	Legal Costs
	h.	Sale of Premises or Building
	i.	Time of the Essence
	j.	Transfer of Security Deposit
	k.	Tender of Premises
	l.	Tenant’s Financial Statements
	m.	Recordation
	n.	Partial Invalidity
	o.	Binding Effect
	p.	Entire Agreement; Construction
	q.	Good Standing
	r.	Choice of Law
	s.	Effective Date
Article 30:	Special Conditions
Article 31:	Addenda and Exhibits
	a.	Lease Addendum Number One - “Work Letter”
	b.	Lease Addendum Number Two - “Additional Rent - Operating Expense Pass Throughs”
	c.	Lease Addendum Number Three - “Option to Renew Lease Term”
	d.	Exhibit A - Premises
	e.	Exhibit A-1 - Turnkey Specifications
	f.	Exhibit A-2 - Right to Lease Space
	g.	Exhibit A-3 - FF&E
	h.	Exhibit B - Rules and Regulations
	i.	Exhibit C - Commencement Agreement
	j.	Exhibit D - Acceptance of Premises

OFFICE LEASE

THIS OFFICE LEASE (“Lease”), made this 6th day of May, 2010 by and between HIGHWOODS REALTY LIMITED PARTNERSHIP, a North Carolina limited partnership (“Landlord”) and INC RESEARCH, INC., a Delaware corporation (“Tenant”), provides as follows:

1.                                                              BASIC DEFINITIONS AND PROVISIONS. The following basic definitions and provisions apply to this Lease:

a. Premises.	Rentable Square Feet:	60,058
	Suites:	360, 600 and 700
	Building:	Highwoods Tower Two
	Office Park:	Highwoods Office Park
	Street Address:	3201 Beechleaf Court
	City/County:	Raleigh/Wake
	State/Zip Code:	North Carolina/27604

b. Term.	Number of Months:	99 Full Calendar Months
	Commencement Date:	December 1, 2010
	Rent Commencement Date:	December 1, 2010
	Expiration Date:	February 28, 2019

c.               Lease Year. The term “Lease Year” shall have the following meaning: the first Lease Year shall commence as of the Commencement Date and shall end on the last day of the 12th full month thereafter. If the Commencement Date is not the first day of a calendar month, the first Lease Year shall include the partial month that includes the Commencement Date and the 12 full months immediately following the partial month. Each successive Lease Year shall be the 12-month period (or portion thereof if the Expiration Date requires a shorter period) commencing on the day immediately following the last day of the prior Lease Year.

d.              Permitted Use. General office use

e.               Occupancy Limitation. No more than 4 persons per 1,000 rentable square feet of the Premises.

f.                Base Rent. The minimum base rent for the Term is $8,941,883.08, payable in monthly installments on the 1st day of each month in accordance with the following Base Rent Schedule:

MONTHS	MONTHLY RENT	PERIOD RENT
12/1/2010 — 11/30/2011	$46,920.31	$563,043.75
12/1/2011 — 11/30/2012	$48,093.32	$577,119.84
12/1/2012 — 1/31/2013	$49,295.66	$98,591.32
2/1/2013 — 11/30/2013	$98,591.31	$985,913.10
12/1/2013 — 11/30/2014	$101,056.09	$1,212,673.08
12/1/2014— 11/30/2015	$103,582.49	$1,242,989.88
12/1/2015 — 11/30/2016	$106,172.05	$1,274,064.60
12/1/2016 — 11/30/2017	$108,826.36	$1,305,916.32
12/1/2017— 11/30/2018	$111,547.01	$1,338,564.12
12/1/2018 — 2/28/2019	$114,335.69	$343,007.07
CUMULATIVE BASE RENT		$8,941,883.08

g. Rent Payment Address.	HIGHWOODS REALTY LIMITED PARTNERSHIP
P.O. Box 409412
Atlanta, Georgia 30384
Tax ID #: 56-1869557

h. Security Deposit.	N/A

i. Business Hours.

8:00 A.M. to 6:00 P.M. Monday through Friday and 8:00 A.M. to 1:00 P.M. Saturdays (excluding National Holidays and provided Tenant must activate after hours HVAC at no cost to Tenant for Saturday Business Hours).

j. After Hours HVAC Rate.	$35.00 per hour per half floor and $70.00 per hour per full floor, with a minimum of two hours per occurrence.

k. Parking.	Unreserved and nonexclusive; not to exceed 4 spaces per 1,000 rentable square feet; provided, however, that 10 spaces out of such ratio shall be reserved for employees and visitors.

l. Notice Addresses.

LANDLORD:

HIGHWOODS REALTY LIMITED PARTNERSHIP

c/o Highwoods Properties, Inc.

3100 Smoketree Court, Suite 600

Raleigh, North Carolina 27604

Attn: Manager, Lease Administration and Legal Department

Facsimile #: 919/876-2448

TENANT:	INC RESEARCH, INC. 3201 Beechleaf Court, Suite 600 Raleigh, North Carolina 27604 Attn: Director of Facilities Facsimile#: (919) 876-9360

m. Broker	Jones Lang LaSalle 5420 Wade Park Boulevard, Suite 206 Raleigh, North Carolina 27607 Attn: Mr. Michael Morgan Facsimile #: (919) 851-3336

n. Authorized Representative:	Laura Homeyer

2.              LEASED PREMISES.

a.              Premises. Landlord leases to Tenant and Tenant leases from Landlord the Premises identified in Section 1a and as more particularly shown on Exhibit A, attached hereto.

b.              Common Areas. Tenant shall have non-exclusive access to those portions of the Building not set aside for leasing to tenants or reserved for Landlord’s exclusive use, including, but not limited to, entrances, hallways, lobbies, elevators, restrooms, walkways, parking areas and structures, and plazas, if any (“Common Areas”). Landlord has the exclusive right to (i) designate the Common Areas, (ii) change the designation of any Common Area and otherwise modify the Common Areas, and (iii) permit special use of the Common Areas, including temporary exclusive use for special occasions. Tenant shall not interfere with the rights of others to use the Common Areas. All use of the Common Areas shall be subject to any rules and regulations reasonably promulgated by Landlord.

3.                                                              TERM.

a.              Commencement and Expiration Dates. The Lease Term commences on the Commencement Date and expires on the Expiration Date, as set forth in Section 1b. The Commencement Date and Expiration Date shall be adjusted as follows:

i.                  If Tenant requests possession of the Premises prior to the Commencement Date, and Landlord consents, the Commencement Date shall be the date of possession. All Rent (as hereafter defined) and other obligations under this Lease shall begin on the date of possession, but the Expiration Date shall remain the same; provided, however, that if the Rent Commencement Date set forth in Section 1b is different than the Commencement Date, then the Rent Commencement Date shall be adjusted so as to maintain the same amount of time between the Rent Commencement Date and the earlier Commencement Date, and Tenant’s obligation to pay Rent shall begin on the adjusted Rent Commencement Date. Notwithstanding any provision in the Lease to the contrary, upon the execution of the Lease by both parties but in no event more than 30 days prior to the Commencement Date, Tenant may enter the Premises for the purpose of installing its furniture, fixtures and equipment (including cabling and wiring) and other related purposes (the “Early Entry Period”). All terms and conditions of the Lease shall apply during the Early Entry Period, except that Tenant shall have no obligation to pay Rent until the Commencement Date set forth in the Lease.

ii.               If Landlord, for any reason, cannot deliver possession of the Premises to Tenant on the Commencement Date, then the Commencement Date, Expiration Date, and all other dates that may be affected by their change, shall be revised to conform to the date of Landlord’s delivery of possession of the Premises to Tenant. Any such delay shall not relieve Tenant of its obligations under this Lease, and neither Landlord nor Landlord’s agents shall be liable to Tenant for any loss or damage resulting from the delay in delivery of possession. Notwithstanding the foregoing, in the event Landlord is unable to deliver possession of the Premises by December 6, 2010, Rent shall be abated one day for each day of delay in delivery of the Premises beyond December 6, 2010 (excluding any delays resulting from force majeure or caused by Tenant - “Excused Delays”). In the event Landlord is unable to deliver possession of the Premises within 90 days after the original Commencement Date set forth in Section 1b (excluding any delays resulting from Excused Delays), then Tenant may terminate this Lease by giving notice to Landlord within 100 days of the original Commencement Date (excluding Excused Delays). Tenant may not terminate the Lease, however, if it has taken possession of any part of the Premises.

iii.            At Landlord’s election, the Commencement Date and Expiration Date may be set forth in a Commencement Agreement similar to Exhibit C, attached hereto, to be prepared by Landlord and promptly executed by the parties.

b.              Delivery of Possession. Unless otherwise specified in the Workletter attached as Lease Addendum Number One, “delivery of possession” of the Premises shall mean the earlier of: (i) the date Landlord has the Premises ready for occupancy by Tenant, or (ii) the date Landlord could have had the Premises ready had there been no delays attributable to Tenant.

c.               Right to Occupy. Prior to occupancy of the Premises, Tenant’s Authorized Representative shall execute an Acceptance of Premises similar to Exhibit D attached hereto, to be prepared by Landlord and executed by the parties. Tenant shall not occupy the Premises until Tenant has complied with all of the following requirements to the extent applicable under the terms of this Lease: (i) delivery of all certificates of insurance, (ii) payment of any required Security Deposit, (iii) execution and delivery of any required Guaranty of Lease, and (iv) if Tenant is an entity, receipt of resolutions depicting the authority of the party/individual signing on behalf of Tenant and a good standing certificate from the State where it was organized and a certificate of authority to do business in the State in which the Premises are located (if different). Tenant’s failure to comply with these (or any other conditions precedent to occupancy under the terms of this Lease) shall not delay the Commencement Date.

4.              USE.

a.              Permitted Use. The Premises may be used only for general office purposes in connection with Tenant’s Permitted Use as defined in Section 1d and in accordance with the Occupancy Limitation as set forth in Section 1e. Tenant shall not use the Premises:

i.                  In violation of any restrictive covenants which apply to the Premises;

ii.               In any manner that constitutes a nuisance or trespass or disturb other tenants in the Building or Office Park, as applicable;

iii.            In any manner which increases any insurance premiums, or makes such insurance unavailable to Landlord on the Building; provided that, in the event of an increase in Landlord’s insurance premiums which results from Tenant’s use of the Premises, Landlord may elect to permit the use and charge Tenant for the increase in premiums, and Tenant’s failure to pay Landlord the amount of such increase within 10 days after receipt of Landlord’s written demand shall be an event of default;

iv.           In any manner that creates commercially unusual demands for electricity, heating or air conditioning; or

v.              For any purpose except the Permitted Use, unless consented to by Landlord in writing.

b.              Prohibited Equipment in Premises. Tenant shall not use or install any equipment in the Premises that places unusual demands on the electrical, heating or air conditioning systems (“High Demand Equipment”) without Landlord’s prior written consent. No such consent will be given if Landlord determines, in its opinion, that such High Demand Equipment may not be safely used in the Premises or that electrical service is not adequate to support the High Demand Equipment. Landlord’s consent may be conditioned, without limitation, upon separate metering of the High Demand Equipment and Tenant’s payment of all engineering, equipment, installation, maintenance, removal and restoration costs and utility charges associated with the High Demand Equipment and the separate meter, as well as administrative costs as provided below. If High Demand Equipment used in the Premises by Tenant affects the temperature otherwise maintained by the heating and air conditioning system, Landlord shall have the right to install supplemental air conditioning units in the Premises and/or require Tenant to use any existing supplemental units serving the Premises. If supplemental units are required by Landlord pursuant to the foregoing sentence, or if Tenant requests the installation and/or use of any supplemental use of any supplemental units, then the cost of engineering, installation, operation and maintenance of the units shall be paid by Tenant. All costs and expenses relating to High Demand Equipment and Landlord’s administrative costs (such as reading meters and calculating invoices) shall be Additional Rent, payable by Tenant in accordance with Section 7b.

5.              RENT.

a.              Payment Obligations. Beginning on the Rent Commencement Date, Tenant shall pay Base Rent and Additional Rent (collectively, “Rent”) on or before the first day of each calendar month during the Term, as follows:

i.                  Rent payments shall be sent to the Rent Payment Address set forth in Section 1g.

ii.               Rent shall be paid without previous demand or notice and without set off or deduction. Tenant’s obligation to pay Rent under this Lease is completely separate and independent from any of Landlord’s obligations under this Lease. Any payment by Tenant or acceptance by Landlord of a lesser amount than shall be due from Tenant to Landlord shall be treated as a payment on account. The acceptance by Landlord of a check or other draft for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check, that such lesser amount is payment in full shall be given no effect, and Landlord may accept such check or draft without prejudice to any other rights or remedies which Landlord may have against Tenant.

iii.            If the Rent Commencement Date is a day other than the first day of a calendar month, then Rent for such month shall be (i) prorated for the period between the Rent Commencement Date and the last day of the month in which the Rent Commencement Date falls, and (ii) due and payable on the Rent Commencement Date.

iv.           If Rent is not received within five days of the due date Landlord shall be entitled to an overdue payment fee in the amount of the greater of $10.00 or five percent (5%) of all Rent due; provided, however, that with respect to the first time during any consecutive 12-month period that Tenant fails to pay Rent when due, no late fee shall be assessed if, within five business days after receipt of notice from Landlord, Tenant submits the entire Rent due.

v.              If Landlord presents Tenant’s check to any bank and Tenant has insufficient funds to pay for such check, then Landlord shall be entitled to the maximum lawful bad check fee or two percent (2%) of the amount of such check, whichever amount is less.

b.              Base Rent. Tenant shall pay Base Rent as set forth in Section 1f.

c.               Additional Rent. In addition to Base Rent, Tenant shall pay as rent all sums and charges due and payable by Tenant under this Lease (“Additional Rent”), including, but not limited to, Tenant’s Proportionate Share of the increase in Operating Expenses and Taxes as set forth in Lease Addendum Number Two.

6.              SECURITY DEPOSIT. Simultaneously with Tenant’s execution and delivery of the Lease, Tenant shall deposit with Landlord a Security Deposit in the amount set forth in Section 1h. Landlord shall retain the Security Deposit as security for the performance by Tenant of all of its Lease obligations. The Security Deposit shall not bear interest and may be commingled with other funds. If Tenant at any time fails to perform any of its obligations under this Lease, including, without limitation, its Rent or other payment obligations, its restoration obligations, or its insurance and indemnity obligations, then Landlord, may, at its option, apply the Security Deposit (or any portion) to cure Tenant’s default or to pay for damages caused by Tenant’s default. If the Lease has been terminated, then Landlord may apply the Security Deposit (or any portion) against the damages incurred as a consequence of Tenant’s breach. The application of the Security Deposit shall not limit Landlord’s remedies for default under the terms of this Lease. If Landlord depletes the Security Deposit, in whole or in part, prior to the Expiration Date or any termination of this Lease, then Tenant shall restore immediately the amount so used by Landlord. Within 30 days after the expiration or earlier termination date of this Lease, Landlord shall refund to Tenant any unused portion of the Security Deposit after first deducting the amounts, if any, necessary to cure any outstanding default of Tenant, to pay any outstanding damages for Tenant’s breach of the Lease, or to restore the Premises to the condition to which Tenant is required to leave the Premises upon the expiration or termination of the Lease. Landlord shall deliver the unused portion of the Security Deposit to Tenant’s Notice Address set forth in Section 11 above. If Tenant’s Notice Address is the address for the Premises, then Tenant shall notify Landlord in writing of a forwarding address to which Landlord should send the Security Deposit. If: (a) Landlord sends the unused portion of the Security Deposit to Tenant’s Notice Address or, if applicable, the forwarding address as directed by Tenant; (b) the Security Deposit is returned to Landlord as “undeliverable” for any reason other than an error by Landlord or the mail courier; and (c) Landlord, after using its best efforts, is unable to locate Tenant within 90 days thereafter, then Tenant shall be deemed to have waived any rights Tenant has to the unused portion of the Security Deposit, and Landlord may retain the Security Deposit for its own use. Tenant may not credit any unused portion of the Security Deposit against Rent owed under the Lease.

7.              SERVICES BY LANDLORD.

a.              Base Services. Provided that Tenant is not then in default beyond any applicable cure period, Landlord shall cause to be furnished to the Building, or as applicable, the Premises, in common with other tenants the following services:

i.                  Water for drinking, lavatory and toilet purposes.

ii.               Electricity for the building standard fluorescent lighting and for the operation of general office machines

iii.            Building standard fluorescent lighting composed of 2’ x 4’ fixtures; Tenant shall service, replace and maintain at its own expense any incandescent fixtures, table lamps, or lighting other than the Building Standard fluorescent light, and any dimmers or lighting controls other than controls for the building standard fluorescent lighting.

iv.           Heating and air conditioning shall generally be between 72 and 76 degrees Fahrenheit and shall otherwise provide a comfortable working environment such is customary for a similarly classed building in the Raleigh, North Carolina area for the use and occupancy of the Premises during Business Hours as set forth in Section 1i.

v.              After Business Hours, weekend and holiday heating and air conditioning at the After Hours HVAC rate set forth in Section 1j, with such charges subject to commercially reasonable annual increases as determined by Landlord.

vi.           Janitorial services five days a week (excluding National and State holidays) after Business Hours.

vii.        A reasonable pro-rata share of the unreserved, nonexclusive parking spaces of the Building, not to exceed the Parking specified in Section 1k, for use by Tenant’s employees and visitors in common with the other tenants and their employees and visitors.

b.              Landlord’s Maintenance. Landlord shall make all repairs and replacements to the Building (including Building fixtures and equipment), Common Areas and Building Standard Improvements in the Premises, except for repairs and replacements that Tenant must make under Article 8. Landlord shall not be obligated to repair or maintain Non-Standard Improvements (as defined in this Lease). Landlord’s maintenance shall include the roof, foundation, exterior walls, interior structural walls, all structural components, and all Building systems, such as mechanical, electrical, HVAC, and plumbing. Repairs or replacements shall be made within a reasonable time (depending on the nature of the repair or replacement needed) after receiving notice from Tenant or Landlord having actual knowledge of the need for a repair or replacement.

Notwithstanding the foregoing or any provision herein to the contrary, in the event that any supplemental air conditioning units are installed in the Premises pursuant to Section 4.b above by or on behalf of Tenant, at Tenant’s request or by Landlord, Tenant shall be solely responsible for all costs associated with the installation, operation, maintenance, repair and replacement of the supplemental units, including, without limitation, all electrical costs associated with the supplemental units, which shall be separately metered and due and payable by Tenant within 10 days after receipt of Landlord’s invoice. Notwithstanding the foregoing, any supplemental units that are two tons or less shall not be separately metered; instead, Tenant shall reimburse Landlord on a monthly basis for the costs and expenses associated with electrical service for each of these units (the “HVAC Reimbursement”). The monthly HVAC Reimbursement shall be Additional Rent and shall be due and payable at the same time and in the same manner as monthly Base Rent. The amount of the monthly HVAC Reimbursement for each unit shall be determined according to the following formula:

(# tons of the supplemental unit) x (1.5 kW/ton) x (500 hours) x (Average Rate/kWh) = monthly HVAC Reimbursement per unit

The Average Rate/kWh is a fraction, the numerator of which is the average cost of electricity billed to Landlord by the applicable utility provider during the applicable billing cycle, and the denominator of which is the total kWh consumed at the Building during that same billing cycle. Landlord shall have the right to adjust the monthly HVAC Reimbursement annually based on the Average Rate/kWh for the preceding 12-month period, and Landlord shall notify Tenant in writing of the adjustment. With respect to determining the Average Rate/kWh for any newly constructed buildings, the Average Rate/kWh for the first 12 months following the completion of the new building shall be the average of the Average Rate/kWh for all of the buildings owned by Landlord or its affiliates in the greater Raleigh, North Carolina area for the billing cycle immediately preceding the completion of the new building; thereafter, the Average Rate/kWh for the new building shall be determined and adjusted as set forth above.

c.               No Abatement. There shall be no abatement or reduction of Rent by reason of any of the foregoing services not being continuously provided to Tenant. Landlord shall have the right to shut down the Building systems (including electricity and HVAC systems) for required maintenance and safety inspections upon reasonable notice to Tenant, and in cases of emergency.

8.              TENANT’S ACCEPTANCE AND MAINTENANCE OF PREMISES.

a.              Acceptance of Premises. Except as expressly provided otherwise in this Lease, Tenant’s occupancy of the Premises is Tenant’s representation to Landlord that (i) Tenant has examined and inspected the Premises, (ii) finds the Premises to be as represented by Landlord and satisfactory for Tenant’s intended use, and (iii) constitutes Tenant’s acceptance of the Premises “as is”. Landlord makes no representation or warranty as to the condition of the Premises except as specifically set forth elsewhere in this Lease.

b.              Move-In Obligations. Tenant shall schedule its move-in with the Landlord’s Property Manager. Unless otherwise approved by Landlord’s Property Manager, move-in shall not take place during Business Hours. Prior to the move-in, Tenant must provide the name, address and contact information for Tenant’s moving company, and the moving company must comply with Landlord’s requirements, including insurance. During Tenant’s move-in, a representative of Tenant must be on-site with Tenant’s moving company to insure proper treatment of the Building and the Premises. Elevators, entrances, hallways and other Common Areas must remain in use for the general public during business hours. Any specialized use of elevators or other Common Areas must be coordinated with Landlord’s Property Manager. Tenant must properly dispose of all packing material and refuse in accordance with the Rules and Regulations. Any damage or destruction to the Building or the Premises caused by Tenant or its moving company, employees, agents or contractors during Tenant’s move-in will be the sole responsibility of Tenant.

c.               Tenant’s Maintenance. Tenant shall: (i) keep the Premises and fixtures in good order; (ii) repair and replace Non-Standard Improvements installed by or at Tenant’s request that serve the Premises to the extent not provided otherwise in this Lease (unless the Lease is ended because of casualty loss or condemnation); and (iii) not commit waste. “Non-Standard Improvements” means such items as (i) High Demand Equipment and separate meters, (ii) all wiring and cabling from the point of origin to the termination point, (iii) raised floors for computer or communications systems, (iv) telephone equipment, security systems, and UPS systems, (iv) equipment racks, (v) alterations installed by or at the request of Tenant after the Commencement Date, (vi) equipment installed in a kitchen, kitchenette or break room within the Premises, including any ice machine, refrigerator, dishwasher, garbage disposal, coffee machine and microwave, sink and related faucets, water filter and water purification system, (vii) kitchen drain lines to the extent improvements are caused by the action or inaction of the Tenant; and (ix) any other improvements that are not part of the Building Standard Improvements, including, but not limited to, special equipment, decorative treatments, lights and fixtures and executive restrooms.

d.              Alterations to Premises. Except as provided herein, Tenant shall make no structural or interior alterations to the Premises without the prior written approval of Landlord. If Tenant requests alterations, Tenant shall provide Landlord with a complete set of construction drawings. If the requested alterations are approved by Landlord, then Landlord shall determine the actual cost of the work to be done [to include a construction supervision fee of ten percent (10%) except for Permitted Alterations for which there shall be no construction supervision fee]. Tenant may then either agree to pay Landlord to have the work done or withdraw its request for alterations. The construction supervision fee for the initial tenant improvements shall be as provided in the attached Work Letter, if any. Notwithstanding the foregoing, Tenant, at its sole cost and expense, shall have the right to make interior, non-structural alterations to the Premises of up to $50,000.00 per occurrence without the prior written approval of Landlord (“Permitted Alterations”), provided the Permitted Alterations (i) do not require a building permit; (ii) do not create an unreasonable burden on the load bearing capability of the floor or otherwise affect any structural elements of the Building and/or Premises; (iii) do not modify, connect to, or interfere with any Building systems (such as the HVAC, plumbing or electrical systems); and (iv) are not visible from outside of the Premises. Tenant shall notify Landlord in writing prior to making any such Permitted Alterations. Notwithstanding any provision herein to the contrary, if Tenant desires to use its own contractors and/or subcontractors to perform any Permitted Alterations, the contractors and/or subcontractors must be licensed in the State of North Carolina and must be approved in writing by Landlord prior to the commencement of the Permitted Alterations. Landlord hereby agrees not to unreasonably withhold, condition or delay its approval of Tenant’s contractors and subcontractors. Any Permitted Alterations performed by Tenant must be completed in a good and workmanlike manner and in accordance with all applicable laws, codes and regulations. Landlord shall have the right to inspect Tenant’s work periodically in connection with any Permitted Alterations to the extent reasonably necessary to ensure Tenant’s compliance with this provision.

e.               Restoration of Premises. At the expiration or earlier termination of this Lease, Tenant shall (i) deliver each and every part of the Premises in good repair and condition, ordinary wear and tear and damage by insured casualty excepted, and (ii) restore the Premises at Tenant’s sole expense to the same condition as existed at the Commencement Date, ordinary wear and tear and damage by insured casualty excepted. If Tenant has required or installed Non-Standard Improvements, such improvements shall be removed as part of Tenant’s restoration obligation. Landlord, however, may grant Tenant the right to leave any Non-Standard Improvements in the Premises if at the time of such Non-Standard Improvements were installed, Landlord agreed in writing that Tenant could leave such improvements. Tenant shall repair any damage caused by the removal of any Non-Standard Improvements.

f.                Landlord’s Performance of Tenant’s Obligations. If Tenant does not perform its maintenance or restoration obligations in a timely manner, commencing the same within ten (10) days after receipt of notice from Landlord specifying the work needed, and thereafter diligently and continuously pursuing the work until completion, then Landlord shall have the right, but not the obligation, to perform such work on Tenant’s behalf. Any reasonable and necessary substantiated amounts expended by Landlord on such maintenance or restoration shall be Additional Rent to be paid by Tenant to Landlord within thirty (30) days after demand.

g.               Construction Liens. Tenant shall keep Landlord’s property, including, without limitation, the Premises, Building, Common Areas and real estate upon which the Building and Common Areas are situated (collectively “Landlord’s Property”), free from any liens arising out of any work performed, materials furnished, or obligations incurred by or on behalf of Tenant. Should any lien or claim of lien be filed against Landlord’s Property by reason of any act or omission of Tenant or any of Tenant’s agents, employees, contractors or representatives, then Tenant shall cause the same to be canceled and discharged of record by bond or otherwise within ten (10) business days after the filing thereof. Should Tenant fail to discharge the lien within ten (10) business days, then Landlord may discharge the lien. The amount paid by Landlord to discharge the lien (whether directly or by bond), plus all administrative and legal costs incurred by Landlord, shall be Additional Rent payable by Tenant within thirty (30) days after receipt of Landlord’s substantiated written demand. The remedies provided herein shall be in addition to all other remedies available to Landlord under this Lease or otherwise.

9.              PROPERTY OF TENANT. Tenant shall pay when due all taxes levied or assessed upon Tenant’s equipment, fixtures, furniture, leasehold improvements and personal property located in the Premises. Provided Tenant is not in default, Tenant may remove all fixtures and equipment which it has placed in the Premises; provided, however, Tenant must repair all damages caused by such removal. If Tenant does not remove its property from the Premises upon the expiration or earlier termination (for whatever cause) of this Lease, such property shall be deemed abandoned by Tenant, and Landlord may dispose of the same in whatever manner Landlord may elect without any liability to Tenant.

10.       SIGNS. Except as provided herein, Tenant may not erect, install or display any sign or advertising material upon the exterior of the Building or Premises (including any exterior doors, walls or windows) without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion. Door and directory signage shall be provided and installed by the Landlord in accordance with building standards at Tenant’s expense, unless otherwise provided in the Work Letter attached as Lease Addendum Number One.

11.       ACCESS TO PREMISES.

a.              Tenant’s Access. Tenant, its agents, employees, invitees, and guests, shall have access to the Premises and reasonable ingress and egress to the Common Areas of the Building twenty-four (24) hours a day, seven (7) days a week; provided, however, Landlord by reasonable regulation may control such access for the comfort, convenience, safety and protection of all tenants in the Building, or as needed for making repairs and alterations. Tenant shall be responsible for providing access to the Premises to its agents, employees, invitees and guests after Business Hours and on weekends and holidays, but in no event shall Tenant’s use of and access to the Premises during non-Business Hours compromise the security of the Building.

b.              Landlord’s Access. Subject to its confidentiality obligations, Landlord shall have the right to enter the Premises at any time without notice in the event of an emergency. Additionally, Landlord shall have the right, at all reasonable times and upon reasonable oral notice, either itself or through its authorized agents, to enter the Premises (i) to make repairs, alterations or changes that Landlord is permitted or required to make pursuant to the terms of this Lease, (ii) to inspect the Premises, mechanical systems and electrical devices, and (iii) to show the Premises to prospective mortgagees and purchasers. Within one hundred eighty (180) days prior to the Expiration Date, Landlord shall have the right, either itself or through its authorized agents, to enter the Premises at all reasonable times to show prospective tenants. Except in cases of emergency, Landlord shall use reasonable efforts to minimize any interruption to Tenant’s business operations during any entry by Landlord into the Premises.

12.       COMPLIANCE. Tenant shall comply with all applicable laws, ordinances and regulations affecting the Premises, whether now existing or hereafter enacted. Landlord shall comply with all applicable laws, ordinances and regulations affecting the Building and Common Areas. Each party shall specifically comply with all applicable privacy laws, including but not limited to, the North Carolina Identity Theft Protection Act. Tenant shall comply with the Rules and Regulations attached as Exhibit B.

Such Rules and Regulations may be modified from time to time by Landlord, effective as of the date delivered to Tenant or posted on the Premises, provided such rules are commercially reasonable in scope and uniformly applicable to all tenants in the Building. Any conflict between this Lease and the Rules and Regulations shall be governed by the terms of this Lease and any mutually agreed amendments.

13.       INSURANCE REQUIREMENTS.

a.              Tenant’s Liability Insurance. Throughout the Term, Tenant, at its sole cost and expense, shall keep or cause to be kept for the mutual benefit of Landlord, Landlord’s Property Manager, and Tenant, Commercial General Liability Insurance (1986 ISO Form or its equivalent) with a combined single limit, each Occurrence and General Aggregate-per location, of at least $2,000,000.00, which policy shall insure against liability of Tenant, arising out of and in connection with Tenant’s use of the Premises, and which shall insure the indemnity provisions contained in this Lease. Landlord and its managing agent shall be named as an Additional Insured on any and all liability insurance policies required under this Lease.

b.              Tenant’s Property Insurance. Tenant, at its own cost and expense, shall also carry the equivalent of ISO Special Form Property Insurance on Tenant’s Property for full replacement value and with coinsurance waived. For purposes of this provision, “Tenant’s Property” shall mean Tenant’s personal property and fixtures, and any improvements to the Premises that were paid for by Tenant (and were not provided to the Premises pursuant to a tenant improvement allowance provided to Tenant by Landlord or at Landlord’s cost).

c.               Certificates of Insurance. Prior to taking possession of the Premises, and annually thereafter, Tenant shall deliver to Landlord certificates or other evidence of insurance satisfactory to Landlord. If Tenant fails to provide Landlord with certificates or other evidence of insurance coverage, Landlord may obtain the required coverage on Tenant’s behalf, in which event the cost of such coverage shall be Additional Rent due and payable by Tenant within 10 days after receipt of Landlord’s written demand.

d.              Insurance Policy Requirements. Tenant’s insurance policies required by this Lease shall: (i) be issued by insurance companies licensed to do business in the state in which the Premises are located with a general policyholder’s ratings of at least A- and a financial rating of at least VI in the most current Best’s Insurance Reports available on the Commencement Date, or if the Best’s ratings are changed or discontinued, the parties shall agree to a comparable method of rating insurance companies; (ii) endorsed to be primary to all insurance available to Landlord, with Landlord’s being excess, secondary or noncontributory; (iii) contain only standard and/or usual exclusions or restrictions; (iv) have a deductible or self-insured retention of no more than $50,000.00 unless approved in writing by Landlord; and (v) provide that the policies cannot be canceled, non-renewed, or coverage reduced except after at least thirty (30) days’ prior notice to Landlord. All deductibles and/or retentions shall be paid by, assumed by, for the account of, and at Tenant’s sole risk. Tenant may provide the insurance required by virtue of the terms of this Lease by means of a policy or policies of blanket insurance so long as: (a) the amount of the total insurance allocated to the Premises under the terms of the blanket policy or policies furnishes protection equivalent to that of separate policies in the amounts required by the terms of this Lease; and (b) the blanket policy or policies comply in all other respects with the requirements of this Lease.

e.               Right to Increase Requirements. Landlord shall have the right, upon prior notice to Tenant but no more than once every three years during the Term, to require Tenant to increase the limit and coverage amount of any insurance Tenant is required to maintain under this Lease to an amount that Landlord or its mortgagee, in the reasonable judgment of either, may deem sufficient, provided that the increased limits are reasonable and consistent with those required by other owners of similar office buildings in the same geographic region.

f.                Landlord’s Property Insurance. Landlord shall keep the Building, including the improvements (but excluding Tenant’s Property), insured against damage and destruction by perils insured by the equivalent of ISO Special Form Property Insurance for full replacement value. Landlord shall deliver to Tenant certificates or other evidence of insurance as required hereunder.

g.               Mutual Waiver of Subrogation. Anything in this Lease to the contrary notwithstanding, Landlord hereby releases and waives unto Tenant (including all partners, stockholders, officers, directors, employees and agents thereof), its successors and assigns, and Tenant hereby releases and waives unto Landlord (including all partners, stockholders, officers, directors, employees and agents thereof), its successors and assigns, all rights to claim damages for any injury, loss, cost or damage to persons or to the Premises or any other casualty, as long as the amount of such injury, loss, cost or damage has been paid either to Landlord, Tenant, or any other person, firm or corporation, under the terms of any Property, General Liability, or other policy of insurance, to the extent such releases or waivers are permitted under applicable law. As respects all policies of insurance carried or maintained pursuant to this Lease and to the extent permitted under such policies, Tenant and Landlord each waive the insurance carriers’ rights of subrogation. For purposes of this provision, insurance proceeds paid to either party shall be deemed to include any deductible or self-insurance retention amount for which that party is responsible. A party’s failure to obtain or maintain any insurance coverage required to be carried pursuant to the terms of this Lease shall not negate the waivers and releases set forth herein as long as the insurance that the party failed to obtain or maintain would have covered the loss or damage for which the party is waiving its claims Nothing in this provision shall be deemed a waiver or release by Landlord of its right to claim, demand and collect insurance proceeds directly from Tenant’s insurer pursuant to Landlord’s status as an additional insured under any insurance policy Tenant is required to carry pursuant to the terms of this Lease.

14.       INDEMNITY. Subject to the insurance requirements, releases and mutual waivers of subrogation set forth in this Lease, and except to the extent caused by Landlord’s negligence or willful misconduct, Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, damages, losses, liabilities, lawsuits, costs and expenses (including attorneys’ fees at all tribunal levels) arising out of or relate to (i) activity, work, or other thing done, permitted or suffered by Tenant in or about the Premises or the Building, (ii) breach or default by Tenant in the performance of any of its obligations under this Lease, or (iii) an act or neglect of Tenant, or any officer, agent, employee, contractor, servant, invitee or guest of Tenant. Subject to the insurance requirements, releases and mutual waivers of subrogation set forth in this Lease, and except to the extent caused by Tenant’s negligence or willful misconduct, Landlord shall indemnify and hold Tenant harmless from and against any and all claims, damages, losses, liabilities, lawsuits, costs and expenses (including attorneys’ fees at all tribunal levels) arising out of or related to (a) any activity, work, or other thing done, permitted or suffered by Landlord in or about the Common Areas or the Building, (b) any breach or default by Landlord in the performance of any of its obligations under this Lease, or (c) any act or neglect of Landlord, or any officer, agent, employee, contractor or servant of Landlord.

15.       QUIET ENJOYMENT. Tenant shall have quiet enjoyment and possession of the Premises, provided Tenant promptly and fully complies with all of its obligations under this Lease. No action of Landlord working in other space in the Building, or in repairing or restoring the Premises in accordance with its obligations hereunder, shall be deemed a breach of this covenant.

16.       SUBORDINATION AND ATTORNMENT; NON-DISTURBANCE; AND ESTOPPEL CERTIFICATE.

a.              Subordination and Attornment. Tenant agrees to execute within ten (10) business days after request to do so from Landlord or its mortgagee (to include a grantee of a security deed) an agreement:

i.                  Making this Lease superior or subordinate to the interests of the mortgagee;

ii.               Agreeing to attorn to the mortgagee;

iii.            Giving the mortgagee notice of, and a reasonable opportunity (which shall in no event be less than thirty (30) days after notice thereof is delivered to mortgagee) to cure any Landlord default and agreeing to accept such cure if effected by the mortgagee;

iv.           Permitting the mortgagee (or other purchaser at any foreclosure sale), and its successors and assigns, on acquiring Landlord’s interest in the Premises and the Lease, to become substitute Landlord hereunder, with liability only for such landlord obligations as accrue after Landlord’s interest is so acquired;

v.              Agreeing to attorn to any successor landlord; and

vi.           Containing such other agreements and covenants on Tenant’s part as Landlord’s mortgagee may reasonably request.

b.              Non-Disturbance. Tenant’s obligation to subordinate its interests or attorn to any mortgagee is conditioned upon the mortgagee’s agreement not to disturb Tenant’s possession and quiet enjoyment of the Premises under this Lease so long as Tenant is in compliance with the terms of the Lease. In the event Landlord encumbers the Building during the Term, Landlord shall use commercially reasonable efforts to obtain a mutually agreeable non-disturbance agreement from such mortgagee in favor of Tenant.

c.               Estoppel Certificates. Tenant agrees to execute within ten (10) business days after request, and as often as reasonably requested, estoppel certificates confirming any factual matter requested by Landlord which is true and is within Tenant’s knowledge regarding this Lease, and the Premises, including but not limited to: (i) the date of occupancy, (ii) Expiration Date, (iii) the amount of Rent due and date to which Rent is paid, (iii) whether Tenant has any defense or offsets to the enforcement of this Lease or the Rent payable, (iv) any default or breach by Landlord, and (v) whether this Lease, together with any modifications or amendments, is in full force and effect.

17.       ASSIGNMENT — SUBLEASE.

a.              Landlord Consent. Except as provided in subsection (b) below, Tenant may not assign or encumber this Lease or its interest in the Premises arising under this Lease, and may not sublet all or any part of the Premises without first obtaining the written consent of Landlord, which consent shall not be withheld, delayed or conditioned unreasonably. One consent shall not be the basis for any further consent.

b.              Permitted Assignments/Subleases. Notwithstanding the foregoing, Tenant may assign this Lease or sublease part or all of the Premises without Landlord’s consent to: (i) any corporation, limited liability company, or partnership that controls, is controlled by, or is under common control with, Tenant at the Commencement Date; or (ii) any corporation, equity partnerships or groups, or limited liability company resulting from the merger or consolidation with Tenant or to any entity that acquires all or substantially all of Tenant’s assets as a going concern of the business that is being conducted on the Premises; provided however, the assignor remains liable under the Lease and the assignee or sublessee is a bona fide entity and assumes the obligations of Tenant, is as creditworthy as the Tenant, and continues the same Permitted Use as provided under Article 4.

c.               Notice to Landlord. Landlord must be given prior written notice of every assignment or subletting, and failure to do so shall be a default hereunder.

d.              Prohibited Assignments/Subleases. In no event shall this Lease be assignable by operation of any law, and Tenant’s rights hereunder may not become, and shall not be listed by Tenant as an asset under any bankruptcy, insolvency or reorganization proceedings. Acceptance of Rent by Landlord after any non-permitted assignment or sublease shall not constitute approval thereof by Landlord.

e.               Limitation on Rights of Assignee/Sublessee. Any assignment for which Landlord’s consent is required shall not include the right to exercise any options to renew the Term, expand the Premises or similar options, unless specifically provided for in the consent.

f.                Tenant Not Released. No assignment or sublease shall release Tenant of any of its obligations under this Lease.

g.               Landlord’s Right to Collect Sublease Rents upon Tenant Default. If the Premises (or any portion) is sublet and Tenant defaults under its obligations to Landlord, then Landlord is authorized, at its option, to collect all sublease rents directly from the sublessee. Tenant hereby assigns the right to collect the sublease rents to Landlord in the event of Tenant default. The collection of sublease rents by Landlord shall not relieve Tenant of its obligations under this Lease, nor shall it create a contractual relationship between sublessee and Landlord or give sublessee any greater estate or right to the Premises than contained in its sublease.

h.              Excess Rents. If Tenant assigns this Lease or subleases all or part of the Premises at a rental rate that exceeds the rentals paid to Landlord, then fifty percent (50%) of any such excess shall be paid over to Landlord by Tenant, net of Tenant’s actual costs and fees incurred in connection with such subleasing or assignment, including without limitation leasing commissions, construction costs or allowances.

i.                  Landlord’s Fees. Tenant shall pay Landlord an administration fee of $500.00 per assignment or sublease transaction for which Landlord’s consent is required.

18.       DAMAGES TO PREMISES.

a.              Landlord’s Restoration Obligations. If the Building or Premises are damaged by fire or other casualty (“Casualty”), then, unless the Lease is terminated as provided in this Article 18, Landlord shall repair and restore the Premises to substantially the same condition of the Premises immediately prior to such Casualty, subject to the following terms and conditions:

i.                  The casualty must be insured under Landlord’s insurance policies, and Landlord’s obligation is limited to the extent of the insurance proceeds received by Landlord. Landlord’s duty to repair and restore the Premises shall not begin until receipt of the insurance proceeds.

ii.               Landlord’s lender(s) must permit the insurance proceeds to be used for such repair and restoration.

iii.            Landlord shall have no obligation to repair and restore Tenant’s trade fixtures, decorations, signs, contents, or any Non-Standard Improvements to the Premises.

b.              Tenant’s Restoration Obligations. Unless the Lease is terminated as provided in this Article 18, Tenant shall promptly repair, restore, or replace Tenant’s Property. All repair, restoration or replacement of Tenant’s Property shall be at least to the same condition as existed prior to the Casualty.

c.               Termination of Lease by Landlord. Landlord shall have the option of terminating the Lease following the Casualty if: (i) the Premises is rendered wholly untenantable; (ii) the Premises is damaged in whole or in part as a result of a risk which is not covered by Landlord’s insurance policies; (iii) Landlord’s lender does not permit a sufficient amount of the insurance proceeds to be used for restoration purposes; (iv) the Premises is damaged in whole or in part during the last two years of the Term; or (v) the Building containing the Premises is damaged (whether or not the Premises is damaged) to an extent of fifty percent (50%) or more of the fair market value thereof. If Landlord elects to terminate this Lease, then it shall use its best efforts to give notice of the cancellation to Tenant within thirty (30) days after the date of the Casualty but in no event more than forty-five (45) days after the date of the Casualty. Tenant shall vacate and surrender the Premises to Landlord within thirty (30) days after receipt of the notice of termination.

d.              Termination of Lease by Tenant. Tenant shall have the option of terminating the Lease if: (i) Landlord has failed to substantially restore the damaged Building or Premises within one hundred eighty (180) days of the Casualty (“Restoration Period”); (ii) the Restoration Period has not been delayed by Tenant delays or force majeure; and (iii) Tenant gives Landlord notice of the termination within 15 days after the end of the Restoration Period (as extended by any Tenant delay or force majeure delays). If Landlord is delayed by Tenant delay or force majeure, then Landlord must provide Tenant with notice of the delays within ten (10) days of the force majeure event stating the reason for the delays and a good faith estimate of the length of the delays.

e.               Rent Abatement. If Premises is rendered wholly untenantable by the Casualty, then the Rent payable by Tenant shall be fully abated. If the Premises is only partially damaged, then Tenant shall continue the operation of Tenant’s business in any part not damaged to the extent reasonably practicable from the standpoint of prudent business management, and Rent and other charges shall be abated proportionately to the portion of the Premises rendered untenantable. The abatement shall be from the date of the Casualty until the Premises have been substantially repaired and restored, or until Tenant’s business operations are restored in the entire Premises, whichever shall first occur. The abatement of the Rent set forth above and the right to terminate the Lease set forth in Section 18d, are Tenant’s exclusive remedies against Landlord in the event of a Casualty.

19.       EMINENT DOMAIN. If all of the Premises are taken under the power of eminent domain (or by conveyance in lieu thereof), then this Lease shall terminate as of the date possession is taken by the condemnor, and Rent shall be adjusted between Landlord and Tenant as of such date. If only a portion of the Premises is taken and Tenant can continue use of the remainder, then this Lease will not terminate, but Rent shall abate in a just and proportionate amount to the loss of use occasioned by the taking.

Landlord shall be entitled to receive and retain the entire condemnation award for the taking of the Building and Premises. Provided that Landlord reasonably and fairly gives Tenant notice of the condemnation action, Tenant shall have no right or claim against Landlord for any part of any award received by Landlord for the taking. Tenant, however, shall not be prevented from making a claim against the condemning party (but not against Landlord) for any moving expenses, loss of profits, or taking of Tenant’s personal property to which Tenant may be entitled.

20.       ENVIRONMENTAL COMPLIANCE.

a.              Tenant’s Responsibility. Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically active or other hazardous substances or materials on the Property. For the purposes of this Article 20, the term “Property” shall include the Premises, Building, all Common Areas, the real estate upon which the Building and Common Areas are located; all personal property (including that owned by Tenant); and the soil, ground water, and surface water of the real estate upon which the Building is located. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or in compliance with the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought onto the Property any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after notice is given to Landlord of the identity of such substances or materials. No such notice shall be required, however, for commercially reasonable amounts of ordinary office supplies and janitorial supplies.

b.              Liability of the Parties. Landlord represents and warrants that, to Landlord’s knowledge, there are no hazardous materials on the Property as of the Commencement Date in violation of any laws regulating the same (“Environmental Laws”). Landlord shall indemnify and hold Tenant harmless from any liability resulting from Landlord’s violation of this representation and warranty, unless the hazardous materials are reasonably proven to be present on the Property due to the act or omission of Tenant or its agents, employees, or officers, in which event Tenant shall be obligated to indemnify Landlord as hereafter provided. Tenant shall indemnify and hold Landlord harmless from any penalty, fine, claim, demand, liability, cost, or charge whatsoever which Landlord shall incur, or which Landlord would otherwise incur, by reason of Tenant’s failure to comply with this Article 20 including, but not limited to: (i) the cost of full remediation of any contamination to bring the Property into the same condition as prior to the Commencement Date and into full compliance with all Environmental Laws; (ii) the reasonable cost of all appropriate tests and examinations of the Premises to confirm that the Premises and any other contaminated areas have been remediated and brought into compliance with law; and (iii) the reasonable fees and expenses of Landlord’s attorneys, engineers, and consultants incurred by Landlord in enforcing and confirming compliance with this Article 20. Notwithstanding the foregoing, Tenant’s obligations under this Article 20 shall not apply to any condition or matter constituting a violation of any law that was not caused, in whole or in part, by Tenant or Tenant’s agents, employees, officers, partners, contractors, servants or invitees. The covenants contained in this Article 20 shall survive the expiration or termination of this Lease, and shall continue for so long as either party and its successors and assigns may be subject to any expense, liability, charge, penalty, or obligation against which the other party has agreed to indemnify it under this Article 20.

c.               Inspections by Landlord. Subject to its obligations of confidentiality, Landlord and its engineers, technicians, and consultants, from time to time as Landlord deems appropriate, may conduct periodic examinations of the Premises to confirm and monitor Tenant’s compliance with this Article 20. Such examinations shall be conducted in such a manner as to minimize the interference with Tenant’s Permitted Use; however, in all cases, the examinations shall be of such nature and scope as shall be reasonably required by then existing technology to confirm Tenant’s compliance with this Article 20. Tenant shall fully cooperate with Landlord and its representatives in the conduct of such examinations. The cost of such examinations shall be paid by Landlord unless an examination shall reasonably disclose a material failure of Tenant to comply with this Article 20, in which case, the reasonable cost of such examination shall be paid for by Tenant within forty-five (45) days after receipt of Landlord’s written demand.

21.       DEFAULT.

a.              Tenant’s Default. Tenant shall be in default under this Lease if Tenant:

i.                  Fails to pay any Base Rent, Additional Rent, or any other sum of money that Tenant is obligated to pay, as provided in this Lease, within five (5) days after the due date; provided, however, that with respect to the first two times during any consecutive 12-month period that Tenant fails to pay Rent when due (each a “Late Payment”), the Late Payment shall not be considered an event of default if, within five (5) business days after receipt of notice from Landlord, Tenant submits the entire Rent due, including any applicable late charge. If directed by Landlord, Tenant must pay the entire amount of the Late Payment with certified funds Landlord shall forgive Tenant only two Late Payments per any consecutive 12-month period, and any additional Late Payments during that period shall constitute an event of default;

ii.               Breaches any other agreement, covenant or obligation in this Lease and such breach is not remedied within thirty (30) days after Landlord gives Tenant notice in accordance with Article 24 below specifying the breach, or if such breach cannot, with due diligence, be cured within thirty (30) days, if Tenant does not commence curing within thirty (30) days and with reasonable diligence completely cure the breach within a reasonable period of time after the notice;

iii.            Files any petition or action for relief under any creditor’s law (including bankruptcy, reorganization, or similar action), either in state or federal court, or has such a petition or action filed against it which is not stayed or vacated within sixty (60) days after filing; or

iv.           Makes any transfer in fraud of creditors as defined in Section 548 of the United States Bankruptcy Code (11 U.S.C. 548, as amended or replaced), has a receiver appointed for its assets (and the appointment is not stayed or vacated within thirty (30) days), or makes an assignment for benefit of creditors.

b.              Landlord’s Remedies. In the event of a Tenant default, Landlord, at its option, may do one or more of the following:

i.                  Terminate this Lease and recover all actual and direct damages caused by Tenant’s breach;

ii.               Repossess the Premises, with or without terminating the Lease, and relet the Premises at such amount as Landlord deems reasonable;

iii.            Declare the entire remaining Base Rent and Additional Rent immediately due and payable, such amount to be discounted to its present value at a discount rate equal to the U.S. Treasury Bill or Note rate with the closest maturity to the remaining term of the Lease as selected by Landlord; provided, however, after receiving payment of the accelerated Rent from Tenant, Landlord shall be obligated to turn over to Tenant any proceeds actually received by Landlord for reletting the Premises during the remainder of the Term (less any Reletting Costs, as defined below), up to the amount of accelerated Rent received from Tenant pursuant to this provision.

iv.           Bring action for recovery of all amounts due from Tenant; or

v.              Pursue any other remedy available in law or equity.

c.               Landlord’s Expenses. If the Lease or Tenant’s right of possession to the Premises is terminated due to Tenant’s default, then all reasonable expenses of Landlord in repairing, restoring, or altering the Premises for reletting as general office space, together with leasing fees and all other expenses in seeking and obtaining a new Tenant (collectively “Reletting Costs”), shall be charged to and be a liability of Tenant.

d.              Remedies Cumulative. All rights and remedies of Landlord are cumulative, and the exercise of any one shall not exclude Landlord at any other time from exercising a different or inconsistent remedy. No exercise by Landlord of any right or remedy granted herein shall constitute or effect a termination of this Lease unless Landlord shall so elect by notice delivered to Tenant. The failure of Landlord to exercise its rights in connection with this Lease or any breach or violation of any term, or any subsequent breach of the same or any other term, covenant or condition herein contained shall not be a waiver of such term, covenant or condition or any subsequent breach of the same or any other covenant or condition herein contained.

e.               No Accord and Satisfaction. No acceptance by Landlord of a lesser sum than the Rent, Additional Rent and other sums then due shall be deemed to be other than on account of the earliest installment of such payments due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed as accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy provided in this Lease.

f.                No Reinstatement. No payment of money by Tenant to Landlord after the expiration or termination of this Lease shall reinstate or extend the Term, or make ineffective any notice of termination given to Tenant prior to the payment of such money. After the service of notice or the commencement of a suit, or after final judgment granting Landlord possession of the Premises, Landlord may receive and collect any sums due under this Lease, and the payment thereof shall not make ineffective any notice or in any manner affect any pending suit or any judgment previously obtained.

g.               Landlord’s Default. Landlord shall be in default under this Lease if Landlord breaches any agreement, covenant or obligation in this Lease and does not remedy the breach within fifteen (15) days after Tenant gives Landlord written notice in accordance with Article 24 below specifying the breach, or if the breach cannot, with due diligence, be cured within fifteen (15) days, Landlord does not commence curing within fifteen (15) days and with reasonable diligence completely cure the breach within a reasonable period of time after the notice. In the event Landlord fails to cure its breach within the time periods set forth herein, Tenant shall be entitled to pursue any and all remedies available to it at law or in equity; provided, however, that except as expressly provided elsewhere in this Lease, Tenant shall have no right of self-help to perform repairs or any other obligation of Landlord, and shall have no right to withhold, set-off or abate Rent.

22.       MULTIPLE DEFAULTS.

a.              Loss of Option Rights. Tenant acknowledges that any rights or options of first refusal, or to extend the Term, to expand the size of the Premises, to purchase the Premises or the Building, or other similar rights or options which have been granted to Tenant under this Lease are conditioned upon the prompt and diligent performance of the terms of this Lease by Tenant. Accordingly, should Tenant default under this Lease on two or more occasions during any twelve (12)-month period, in addition to all other remedies available to Landlord, all such rights and options shall automatically, and without further action on the part of any party, expire and be of no further force and effect.

b.              Increased Security Deposit. Intentionally Deleted.

23.       BANKRUPTCY.

a.              Trustee’s Rights. Landlord and Tenant understand that, notwithstanding contrary terms in this Lease, a trustee or debtor in possession under the United States Bankruptcy Code, as amended, (the “Code”) may have certain rights to assume or assign this Lease. This Lease shall not be construed to give the trustee or debtor in possession any rights greater than the minimum rights granted under the Code.

b.              Adequate Assurance. Landlord and Tenant acknowledge that, pursuant to the Code, Landlord is entitled to adequate assurances of future performance of the provisions of this Lease. The parties agree that the term “adequate assurance” shall include at least the following:

i.                  In order to assure Landlord that any proposed assignee will have the resources with which to pay all Rent payable pursuant to the provisions of this Lease, any proposed assignee must have, as demonstrated to Landlord’s satisfaction, a net worth (as defined in accordance with generally accepted accounting principles consistently applied) of not less than the net worth of Tenant on the Effective Date (as hereinafter defined), increased by seven percent (7%), compounded annually, for each year from the Effective Date through the date of the proposed assignment. It is understood and agreed that the financial condition and resources of Tenant were a material inducement to Landlord in entering into this Lease.

ii.               Any proposed assignee must have been engaged in the conduct of business for the five( years prior to any such proposed assignment, which business does not violate the Use provisions under Article 4 above, and such proposed assignee shall continue to engage in the Permitted Use under Article 4. It is understood that Landlord’s asset will be substantially impaired if the trustee in bankruptcy or any assignee of this Lease makes any use of the Premises other than the Permitted Use.

c.               Assumption of Lease Obligations. Any proposed assignee of this Lease must assume and agree to be bound by the provisions of this Lease.

24.       NOTICES.

a.              Addresses. All notices, demands and requests by Landlord or Tenant shall be sent to the Notice Addresses set forth in Section 1m, or to such other address as a party may specify by duly given notice. The parties shall notify the other of any change in address, which notification must, unless otherwise agreed herein, be at least fifteen (15) days in advance of it being effective.

b.              Form; Delivery; Receipt. ALL NOTICES, DEMANDS AND REQUESTS WHICH MAY BE GIVEN OR WHICH ARE REQUIRED TO BE GIVEN BY EITHER PARTY TO THE OTHER MUST BE IN WRITING UNLESS OTHERWISE SPECIFIED. Notices, demands or requests shall be deemed to have been properly given for all purposes only if (i) delivered against a written receipt of delivery, (ii) mailed by express, registered or certified mail of the United States Postal Service, return receipt requested, postage prepaid, or (iii) delivered to a nationally recognized overnight courier service for next business day delivery to the receiving party’s address as set forth above or (iv) delivered via telecopier, portable document format, or facsimile transmission to the facsimile number listed above, with an original counterpart of such communication sent concurrently as specified in subsection (ii) or (iii) above and with written confirmation of receipt of transmission provided. Each such notice, demand or request shall be deemed to have been received upon the earlier of the actual receipt or refusal by the addressee or three business days after deposit thereof at any main or branch United States post office if sent in accordance with subsection (ii) above, and the next business day after deposit thereof with the courier if sent pursuant to subsection (iii) above. Notices may be given on behalf of any party by such party’s legal counsel.

25.       HOLDING OVER. If Tenant holds over after the Expiration Date or other termination of this Lease, such holding over shall not be a renewal of this Lease but shall create a tenancy-at-sufferance. Tenant shall continue to be bound by all of the terms and conditions of this Lease, except that during such tenancy-at-sufferance, Tenant shall pay to Landlord (i) Base Rent at the rate equal to one hundred fifty percent (150%) of that provided for as of the expiration or termination date, and (ii) any and all forms of Additional Rent payable under this Lease. The increased Rent during such holding over is intended to compensate Landlord partially for losses, damages and expenses, including frustrating and delaying Landlord’s ability to secure a replacement tenant.

26.       RIGHT TO RELOCATE.

a.              Substitute Premises. Intentionally Deleted.

b.              Upfit of Substitute Premises. Intentionally Deleted.

c.               Relocation Costs. Intentionally Deleted.

d.              Lease Terms. Intentionally Deleted.

27.       BROKER’S COMMISSIONS. Each party represents and warrants to the other that it has not dealt with any real estate broker, finder or other person with respect to this Lease in any manner, except the Broker identified in Section 1n. Each party shall indemnify and hold the other party harmless from any and all damages resulting from claims that may be asserted against the other party by any other broker, finder or other person (including, without limitation, any substitute or replacement broker claiming to have been engaged by indemnifying party in the future), claiming to have dealt with the indemnifying party in connection with this Lease or any amendment or extension hereto, or which may result in Tenant leasing other or enlarged space from Landlord. The provisions of this paragraph shall survive the termination of this Lease.

28.       ANTI-TERRORISM LAWS. During the term, neither Tenant nor its respective constituents or affiliates shall (i) be an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended, (ii) violate the Trading with the Enemy Act, as amended, (iii) violate any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iv) violate the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”). Tenant shall, promptly following a request from Landlord, provide all documentation and other information that the Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

29.       GENERAL PROVISIONS/DEFINITIONS.

a.              No Agency. Tenant is not and shall never represent itself to be an agent of Landlord, and Tenant acknowledges that Landlord’s title to the Building is paramount, and that Tenant can do nothing to affect or impair Landlord’s title.

b.              Force Majeure. The term “force majeure” means: fire, flood, extreme weather, labor disputes, strike, lock-out, riot, government interference (including regulation, appropriation or rationing), unusual delay in governmental permitting, unusual delay in deliveries or unavailability of materials, unavoidable casualties, Act of God, or other causes beyond the party’s reasonable control.

c.               Building Standard Improvements. The term “Building Standard Improvements” shall mean the standards for normal construction of general office space within the Building as specified by Landlord, including design and construction standards, electrical load factors, materials, fixtures and finishes.

d.              Limitation on Damages. Notwithstanding any other provisions in this Lease, neither Landlord nor Tenant shall be liable to the other for any special, consequential, incidental or punitive damages.

e.               Satisfaction of Judgments Against Landlord. If Landlord, or its employees, officers, directors, stockholders or partners are ordered to pay Tenant a money judgment because of Landlord’s default under this Lease, said money judgment may only be enforced against and satisfied out of: (i) Landlord’s interest in the Building in which the Premises are located including the rental income and proceeds from sale; and (ii) any insurance or condemnation proceeds received because of damage or condemnation to, or of, said Building that are available for use by Landlord. No other assets of Landlord or said other parties exculpated by the preceding sentence shall be liable for, or subject to, any such money judgment.

f.                Interest. Should Tenant fail to pay any amount due to Landlord within thirty (30) days of the date such amount is due (whether Base Rent, Additional Rent, or any other payment obligation), then the amount due shall thereafter accrue interest at the rate of eight percent (8%) per annum, compounded monthly, or the highest permissible rate under applicable usury law, whichever is less, until the amount is paid in full.

g.               Legal Costs. Should either party prevail in any legal proceedings against the other for breach of any provision in this Lease, then the other party shall be liable for the costs and expenses of the prevailing party, including its reasonable attorneys’ fees (at all tribunal levels).

h.              Sale of Premises or Building. Landlord may sell the Premises or the Building without affecting the obligations of Tenant hereunder. Upon the sale of the Premises or the Building and express assumption of the obligations of Landlord under the entire Lease (whether in just the Building or in multiple buildings) by the purchaser of the Premises and/or Building, Landlord shall be relieved of all responsibility for the Premises and shall be released from any liability thereafter accruing under this Lease.

i.                  Time of the Essence. Time is of the essence in the performance of all obligations under the terms of this Lease.

j.                 Transfer of Security Deposit. If any Security Deposit or prepaid Rent has been paid by Tenant, Landlord may transfer the Security Deposit or prepaid Rent to Landlord’s successor and upon such transfer, Landlord shall be released from any liability for return of the Security Deposit or prepaid Rent.

k.              Tender of Premises. The delivery of a key or other such tender of possession of the Premises to Landlord or to an employee of Landlord shall not operate as a termination of this Lease or a surrender of the Premises unless requested in writing by Landlord.

l.                  Tenant’s Financial Statements. Upon request of Landlord in the event of a default by Tenant under the Lease or in the event of a sale or mortgage of the Building and subject to a mutually agreeable confidentiality and non-disclosure agreement executed prior to disclosure, Tenant agrees to furnish to Landlord copies of Tenant’s most recent annual financial statements, audited if available. The financial statements shall be prepared in accordance with generally accepted accounting principles, consistently applied. The financial statements shall include a balance sheet and a statement of profit and loss. Landlord may deliver the financial statements to any prospective or existing mortgagee or purchaser of the Building, subject to the applicable confidentiality and non-disclosure agreements.

m.          Recordation. This Lease may not be recorded without Landlord’s prior written consent, but Tenant and Landlord agree, upon the request of the other party, to execute a memorandum hereof for recording purposes.

n.              Partial Invalidity. The invalidity of any portion of this Lease shall not invalidate the remaining portions of the Lease.

o.              Binding Effect. This Lease shall be binding upon the respective parties hereto, and upon their heirs, executors, successors and assigns.

p.              Entire Agreement; Construction. This Lease constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written relating to the subject matter hereof. The fact that one of the parties to this Lease may be deemed to have drafted or structured any provision of this Lease shall not be considered in construing or interpreting any particular provision of this Lease, either in favor of or against such party, and Landlord and Tenant hereby waive any applicable rules of construction or interpretation to the contrary.

q.              Good Standing. If requested by Landlord, Tenant shall furnish appropriate legal documentation evidencing the valid existence in good standing of Tenant, and the authority of any person signing this Lease to act for the Tenant.

r.                 Choice of Law. This Lease shall be interpreted and enforced in accordance with the laws of the State of North Carolina, the State in which the Premises are located.

s.                Effective Date. This Lease shall become effective as a contract only upon the execution and delivery by both Landlord and Tenant. The date of execution shall be entered on the top of the first page of this Lease by Landlord, and shall be the date on which the last party signed the Lease, or as otherwise may be specifically agreed by both parties. Such date, once inserted, shall be established as the final day of ratification by all parties to this Lease, and shall be the date for use throughout this Lease as the “Effective Date”.

30.       SPECIAL CONDITIONS. The following special conditions, if any, shall apply, and where in conflict with earlier provisions in this Lease shall control:

a.              Exclusivity. Landlord hereby agrees that, so long as INC Research, Inc. continues to lease and occupy at least 50,000 rentable square feet in the Building, Landlord shall not lease any space in the Building to a contract research organization that is a direct competitor of INC Research, Inc. without INC Research, Inc.’s prior written consent, which consent shall not be unreasonably withheld.

b.              Furniture, Fixtures and Equipment. In the event Landlord acquires that certain furniture, fixtures and equipment listed on Exhibit A-3 attached hereto (the “FF&E”), Tenant shall have the right to use the FF&E during the Term. Tenant shall take possession of the FF&E in as-is condition and shall maintain the FF&E in good condition, normal wear and tear excepted, during the Term. The Furniture shall remain the property of Landlord during the Term and at all times thereafter. Prior to the commencement of the Lease, Landlord shall provide Tenant with an allowance of $5,000.00 (the “Cleaning Allowance”) to clean the FF&E as deemed appropriate by Tenant, to be paid by Landlord upon receipt of documentation of completion of and payment for such cleaning. Notwithstanding the foregoing, upon Tenant’s request at any time following the execution of this Lease through the expiration or termination of the Lease, Landlord will transfer all rights, title and interest Landlord has in the FF&E to Tenant for the sum of $10.00; and the parties will execute a commercially reasonable bill of sale to evidence the transaction.

c.               Move-in Allowance. In connection with Tenant’s relocation to the Premises, Landlord will provide Tenant with an allowance of up to $500,000.00 for Tenant’s actual out-of-pocket costs and expenses associated with the relocation to the Premises, including, but not limited, to, costs associated with relocating Tenant’s existing furniture, fixtures and equipment, and Tenant’s actual out-of-pocket costs and expenses associated with cabling and wiring for the Premises (the “Move-in Allowance”). Tenant shall deliver to Landlord copies of paid invoices and any other reasonable documentation requested by Landlord evidencing the amount of Tenant’s out-of-pocket costs, along with final lien waivers from any contractors and service providers performing any work or providing materials in connection with the relocation. Landlord shall reimburse Tenant the amount of the documented costs, up to the maximum amount of the Move-in Allowance, within ten (10) business days following receipt of the foregoing documents. Tenant shall be solely responsible for any costs in excess of the maximum amount of the Move-in Allowance. Tenant may use any unused portion of the Move-in Allowance for expense related to the Building Signage (as defined herein), furniture and equipment for use in the Premises, and for the purposes of covering any reasonably visible defects (such as, but not limited to, nail holes and fading), and/or as a credit against Tenant’s Rent obligations under the Lease. Notwithstanding any provision herein to the contrary, the Moving Allowance is only available for Tenant’s use until May 31, 2011 (except any portion which may be used as a credit against Tenant’s Rent obligations under the Lease). Any portion of the Moving Allowance not used by May 31, 2011 (except any portion which may be used as a credit against Tenant’s Rent obligations under the Lease), shall be deemed forfeited by Tenant and shall no longer be available for Tenant’s use.

d.              Security System. Tenant may install a pass card security system on all doors to the Premises at Tenant’s sole cost and expense, which pass card security system shall be subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event Tenant has not used all of the Moving Allowance and/or Cabling Allowance for the purposes specified in Paragraph 30I, Tenant may use any unused portion of such Moving Allowance and/or Cabling Allowance for the cost of the pass card security system.

e.               Building Signage. As long as Tenant (a) is not in default under the Lease beyond any applicable cure period; (b) has not assigned its interest under the Lease; (c) has not vacated the Premises or subleased more than twenty-five percent (25%) of the Premises; and (d) continues to lease at least 60,058 rentable square feet in the Building, Landlord hereby grants to Tenant the right to be identified on the Building’s exterior parapet (the “Building Signage”). All elements of the Building Signage, including, without limitation, all materials, colors, size and lettering, shall be subject to all applicable laws, ordinances, covenants and restrictions, as well as the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. Tenant shall be responsible for any costs associated with the manufacture and installation of the Building Signage. Landlord shall maintain and repair the Building Signage at Tenant’s expense during the Term, and Tenant shall be solely responsible for all costs associated with the removal and disposal of the Building Signage upon the expiration or earlier termination of the Lease. The signage provided to Tenant hereunder shall not be exclusive, and Landlord may identify other tenants of the Building on the Building parapet. If the Building Signage is illuminated, Tenant shall have a separate meter installed for the Building Signage and shall be responsible for all costs associated with such meter, its installation, maintenance and removal, as well as any and all metered charges. Tenant shall be responsible for obtaining any and all permits or licenses required for the installation, and use of electricity and metering device in the Building Signage, in compliance with applicable laws, zoning and code requirements, ordinances, covenants and restrictions, as well as the prior written approval of Landlord, which approval shall not be unreasonably withheld or delayed. After the electricity and meter are installed, Tenant shall provide Landlord with written proof that the electrical meter associated with the Building Signage, has been placed in Tenant’s name Tenant shall be responsible for all costs (i) associated with the installation of electricity and metering device to its Building Signage; (ii) associated with the removal and disposal of the meter (and any related damage caused by the removal), upon the expiration or earlier termination of the Lease; and (iii) of electricity used within the Building Signage, which shall be separately metered in Tenant’s name.

f.                Right to Lease. Landlord grants Tenant a right to lease (the “Right to Lease”) Suites 300, 370 and 380 in the Building comprising a total of approximately 14,525 rentable square feet (the “Right to Lease Space”), as depicted on Exhibit A-2 attached hereto, on the following basis:

i.                  Following receipt of Landlord’s written notice indicating Landlord’s desire to lease the Right to Lease Space (“Landlord’s Offer Notice”), Tenant shall have ten (10) business days within which to give Landlord its notice of its election to exercise its Right to Lease as to the Right to Lease Space (“Tenant’s Acceptance Notice”). In order to exercise its Right to Lease, Tenant must lease all of the Right to Lease Space and not only a portion thereof. Additionally, if Landlord’s Offer Notice states that Landlord is negotiating with a third party for space which is greater than but includes the Right to Lease Space, then to exercise the Right to Lease, Tenant must lease the entire space offered by Landlord and not only a portion thereof. For purposes of this provision, the space described in Landlord’s Offer Notice, which shall include, at a minimum, the Right to Lease Space, hereinafter shall be referred to as the “Offered Space”. If Tenant does not timely deliver Tenant’s Acceptance Notice to Landlord, it will be conclusively presumed that Tenant has forever waived its Right to Lease, and Tenant will have no further rights to the Offered Space.

ii.               The Offered Space will be offered to Tenant for a term coterminous with the Term and upon the provisions and at the Base Rent rate Landlord would lease the Offered Space to third parties. After exercise of the Right to Lease, the parties will execute an amendment to the Lease evidencing the addition of the Offered Space to the Lease. Unless expressly waived by Landlord, Tenant’s Right to Lease is conditioned on: (a) Tenant not being in default under the Lease at the time of exercise of the Right to Lease or on the date that Tenant’s occupancy of the Offered Space is scheduled to commence; (b) Tenant not having vacated or subleased more than twenty-five percent (25%) of the Premises or assigned its interest in the Lease at the time it exercises the Right to Lease or on the date that Tenant’s occupancy of the Offered Space is scheduled to commence; (c) Tenant’s financial condition not having materially adversely changed since the Effective Date; and (d) there being at least two (2) years remaining in the Term. Notwithstanding the foregoing, if there is less than two years remaining in the Term but the Right to Lease would otherwise be available to Tenant and an option to extend the Term is available to Tenant hereunder, Tenant may exercise the Right to Lease provided Tenant simultaneously exercises its option to extend the Term of the Lease. Tenant’s rights pursuant to this Section are personal to INC Research, Inc.; and, upon an assignment of the Lease by INC Research, Inc., this Section shall be null and void. Furthermore, Tenant’s rights hereunder shall forever terminate and expire following a relocation of Tenant to Substitute Premises in a building other than the Building.

iii.            Tenant’s Right to Lease is subordinate to all pre-existing rights of extension, expansion, first offer or refusal or any other rights as to the Right to Lease Space in favor of other tenants in place as of the date of this Lease. Additionally, Tenant only has the Right to Lease the Right to Lease Space if the Right to Lease Space is vacant and available. Tenant does not have the Right to Lease the Right to Lease Space upon the renewal or extension of an existing lease, even if the lease being extended or renewed does not contain an extension or renewal right.

g.               Right to Terminate. Tenant shall have the one-time right to terminate this Lease effective as of 11:59pm on February 28, 2017 (the “Early Termination Date”); provided that Tenant: (i) is not in default under the Lease at the time it exercises this termination right or on the Early Termination Date; (ii) gives Landlord notice of its intent to exercise its termination right at least 365 days prior to the Early Termination Date; and (iii) on or before the Early Termination Date, pays to Landlord, as consideration for Landlord’s grant of this termination right, a fee in the lump-sum amount of $480,874.00 (the “Termination Fee”). If Tenant exercises its termination right in accordance with this provision and pays the Termination Fee to Landlord on or before the Early Termination Date, then Landlord and Tenant shall be relieved of their respective rights and obligations under the Lease effective as of the Early Termination Date, except for any indemnifications and other obligations intended to survive the expiration or earlier termination of the Lease. Tenant shall remain liable for any Rent or other charges accruing under the Lease on or before the Early Termination Date, even if not billed by Landlord until after the Early Termination Date. Time is of the essence for Tenant’s exercise of this termination right. Notwithstanding any provision herein to the contrary, if Tenant fails to pay the Termination Fee to Landlord by the Early Termination Date, then, at Landlord’s election, Tenant’s exercise of the termination option shall be deemed null and void; and the Lease thereafter shall continue in full force and effect.

Tenant also shall have the right to terminate its lease agreement with Landlord dated March 9, 2006, as amended, for those certain premises in the 4800 North Park Building, located at 4800 Falls of Neuse Road, Raleigh, North Carolina (the “North Park Lease”), effective as of the Early Termination Date. Landlord and Tenant hereby agree that the Termination Fee shall be paid by Tenant if Tenant exercises its right to terminate this Lease, the North Park Lease or both leases unless such termination is a result of Tenant entering into a new lease or amendment to lease for substantially similar rentable square footage with Landlord for space within Landlord’s Raleigh, North Carolina portfolio in which case the applicable Termination Fee shall not be due; provided, however, the Termination Fee shall apply to both leases, and Tenant shall not have to pay a separate Termination Fee for each lease.

31.       ADDENDA AND EXHIBITS. If any addenda and/or exhibits are noted below, such addenda and exhibits are incorporated herein and made a part of this Lease.

a.              Lease Addendum Number One — “Work Letter”

b.              Lease Addendum Number Two — “Additional Rent — Operating Expense Pass Throughs”

c.               Lease Addendum Number Three — “Option to Renew Lease Term”

d.              Exhibit A — Premises

e.               Exhibit A-1 — Turnkey Specifications

f.                Exhibit A-2 — Right to Lease Space

g.               Exhibit A-3 — FF&E

h.              Exhibit B — Rules and Regulations

i.                  Exhibit C — Commencement Agreement

j.                 Exhibit D — Acceptance of Premises

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease in four originals, all as of the day and year first above written.

TENANT:

INC RESEARCH, INC.,

a Delaware corporation

By:	/s/ Karen M. Wall

Name:	Karen M. Wall, Esq.

Title:	General Counsel

Date:	06 May 2010

STATE OF North Carolina

COUNTY OF Wake

☐ (Corporate)

I, the undersigned Notary Public, certify that the following person personally appeared before me this day and acknowledged that she voluntarily signed the foregoing document for the purpose stated therein and in the capacity indicated: as its (state title): General Counsel.

Date:	May 6, 2010	/s/ Cheryl B. Ransdell

		Cheryl B. Ransdell	, Notary Public
		My Commission Expires:	July 29, 2013

LANDLORD:

HIGHWOODS REALTY LIMITED PARTNERSHIP

a North Carolina limited partnership

By: Highwoods Properties, Inc., its general partner

a Maryland corporation

By:	/s/ Thomas S. Hill III
Thomas S. Hill, III, Vice President and Division Manager

L

LEASE ADDENDUM NUMBER ONE

WORK LETTER. Landlord shall, at Landlord’s expense, complete those certain improvements to the Premises as shown on Exhibits A and A-1 attached hereto (the “Tenant Improvements”). If Tenant makes any revision to the space plan after such space plan has been approved by both Landlord and Tenant, then Tenant shall pay all additional costs and expenses incurred as a result of such revisions, including Landlord’s construction supervision fee of ten percent (10%) to manage and oversee the work to be done on Tenant’s behalf. Tenant agrees to pay to Landlord, promptly upon being billed therefor, all costs and expenses incurred in connection with the changes requested by Tenant. Such costs and expenses shall include all amounts charged by the contractor performing the work (the “Contractor”) for performing such work and providing such materials (including the Contractor’s general conditions, overhead and profit). Tenant will be billed for such costs and expenses as follows: (i) forty-five percent (45%) of such costs and expenses shall be due and payable upon Tenant’s approval of the cost estimates for the Tenant Improvements; (ii) forty-five percent (45%) of such costs and expenses shall be due and payable when such work is fifty percent (50%) completed; (iii) ten percent (10%) (i.e., the outstanding balance) of such costs and expenses shall be due and payable upon substantial completion. If unpaid within thirty (30) days after receipt of invoice, then the outstanding balance shall accrue interest at the rate of one percent (1%) per month until paid in full.

The Premises shall be deemed to be substantially complete when the work to be performed by Landlord pursuant to the plans approved by Landlord and Tenant (the “Plans”) has been completed, as certified by Landlord’s architect, except for items of work and adjustment of equipment and fixtures that can be completed after the Premises are occupied without causing material interference with Tenant’s use of the Premises (i.e., “punch list items”). Notwithstanding the foregoing, if Landlord shall be delayed in substantially completing the Premises as a result of: (i) delays caused by Tenant or Tenant’s changes to the space plan; or (ii) inability to obtain non-building standard materials, finishes or installations requested by Tenant; or (iii) the performance of any work by any person, firm or corporation employed or retained by Tenant; or any other act or omission by Tenant or its agents, representatives, and/or employees ((i) through (iii), each a “Delay,” or collectively, the “Delays”), then in any such event, for purposes of determining the Commencement Date, the Premises shall be deemed to have been substantially completed on the date that Landlord’s architect determines that the Premises would have been substantially completed if such Delay or Delays had not occurred. Landlord covenants and agrees that all work performed in connection with the construction of the Premises shall be performed in a good and workmanlike manner and in accordance with the final approved Plans. Landlord agrees to exercise due diligence in completing the construction of the Premises.

Landlord agrees to repair and correct any work or materials installed by Landlord or its Contractor in the Premises that prove defective as a result of faulty materials, equipment, or workmanship and that first appear within three hundred sixty (360) days after the date of occupancy of the Premises. Notwithstanding the foregoing, Landlord shall not be responsible to repair or correct any defective work or materials installed by Tenant or any contractor other than Landlord’s Contractor, or any work or materials that prove defective as a result of any act or omission of Tenant or any of its employees, agents, invitees, licensees, subtenants, customers, clients, or guests.

During construction of the Tenant Improvements in the Premises with the approval of the Landlord, Tenant shall be permitted reasonable access to the Premises, as long as such access does not interfere with or delay construction work on the Premises for the purposes of taking measurements, making plans, installing trade fixtures, and doing such other work as may be appropriate or desirable to enable Tenant eventually to assume possession of and operate in the Premises.

LEASE ADDENDUM NUMBER TWO

ADDITIONAL RENT — OPERATING EXPENSES AND TAXES

1.              Operating Expenses. The term “Operating Expenses” shall mean all costs incurred by Landlord in the provision of services to tenants and in the operation, management, repair, replacement and maintenance of the Property (as defined below), including, but not limited to, insurance premiums, utilities, heat, air conditioning, janitorial service, labor, materials, supplies, equipment and tools, permits, licenses, inspection fees, salaries and other reasonable compensation of maintenance and management personnel reasonably related to services provided to the property, management fees, and Common Area expenses.

2.              Exclusions to Operating Expenses. Notwithstanding the foregoing, Operating Expenses shall not include the following: depreciation on the Building or equipment therein; ground lease rent; advertising, marketing and promotional costs; interest; executive salaries; real estate brokers’ commissions; Taxes (as defined below); overhead and profit paid to subsidiaries or affiliates of Landlord for services, supplies or materials provided on or to the Property, to the extent these costs exceed the amount customarily charged by an independent entity for the same or substantially similar services, supplies and materials; the cost of any services for which Landlord is reimbursed directly by any tenant; and any expenses that do not relate to the operation of the Property. Additionally, Operating Expenses shall not include the costs of capital improvements to the Property; provided, however, Landlord may include in Operating Expenses the costs of the following capital improvements, amortized on a straight-line basis over their useful lives:

a.                    Any capital improvements made in order to comply with any new laws, rules or regulations or any changes in existing laws, rules or regulations adopted by any governmental authority after the Commencement Date; and

b.                    Any capital improvements that are designed primarily to promote and protect the health, safety and well being of the Property’s occupants; and

c.                     Any capital improvements that are designed primarily to reduce Operating Expenses, provided that the amortized amount of these capital items in any year will be equal to the estimated resulting reduction in Operating Expenses for the same year.

3.              Taxes. The term “Taxes” shall mean any fees, charges or assessments related to the Property that are imposed by any governmental or quasi-governmental authority having jurisdiction over the Property, including, without limitation, ad valorem real property taxes; franchise taxes; personal property taxes; assessments, special or otherwise, imposed on the Property; payments in lieu of real estate taxes; sewer rents; transit taxes; and taxes based on rents. Taxes shall also include the reasonable costs incurred by Landlord in connection with any appeal for a reduction of taxes, including, without limitation, the costs of legal consultants, appraisers and accountants. Taxes shall not include any inheritance, estate, succession, transfer, gift, corporate, income or profit tax imposed upon Landlord.

4.              Property. The term “Property” shall mean the Building and the improvements, equipment and systems situated therein; the Common Areas; and the real property upon which the Building and Common Areas are situated.

5.              Tenant’s Proportionate Share. The term “Tenant’s Proportionate Share” shall mean 35.8000% calculated by dividing the approximately 60,058 rentable square feet of the Premises by the approximately 167,756 net rentable square feet of the Building. To the extent any Operating Expenses and/or Taxes are related to the Building and one or more other buildings owned by Landlord or its affiliate, those Operating Expenses and/or Taxes shall be reasonably allocated by Landlord on an equitable prorata basis among all of the buildings to which those expenses are related; and Tenant’s Proportionate Share of those expenses shall be calculated based only on the amount of those expenses allocated to the Building.

6.              Base Year for Operating Expenses. With respect to calculating Tenant’s Proportionate Share of Operating Expenses, the term “Base Year” shall mean the twelve-month period beginning on January 1, 2011 and ending on December 31, 2011.

7.              Base Year for Taxes. With respect to calculating Tenant’s Proportionate Share of Taxes, the term “Base Year” shall mean the real property tax year, beginning January 1, 2011 and ending on December 31, 2011.

8.              Payment of Additional Rent. For the calendar year commencing on January 1, 2012 and for each calendar year thereafter, Tenant shall pay to Landlord, as Additional Rent, the following amounts:

a.                    Tenant’s Proportionate Share of any increase in Operating Expenses above the amount incurred during the Base Year for Operating Expenses. If any service, for which the expense may be included in Operating Expenses, is not provided to all tenants of the Building, Landlord shall adjust the related expense as if the service was provided to all tenants. Additionally, for any period in which the occupancy of the rentable area of the Building is less than 95%, those portions of Operating Expenses that vary based on occupancy will be adjusted for the period as if the Building was at 95% occupancy; and

b.                    Tenant’s Proportionate Share of any increase in Taxes above the amount incurred during the Base Year for Taxes.

Notwithstanding any provision herein to the contrary, Landlord hereby agrees that, for purposes of calculating Tenant’s Proportionate Share, the Operating Expenses for the Building (exclusive of Taxes, insurance, utilities, and increases in expenses due to force majeure [collectively, “Uncontrollable Expenses”]) shall not increase, on an annual basis, by more than five percent (5%) per annum. Tenant shall pay the full amount of Tenant’s Proportionate Share of increases in Uncontrollable Expenses.

9.              Landlord’s Estimate. For the calendar year commencing on January 1, 2012 and for each calendar year thereafter during the Term, Landlord shall deliver to Tenant a written statement of the reasonable estimated increase in both Operating Expenses and Taxes for that calendar year above the Operating Expenses and Taxes incurred during the applicable Base Year. Based on Landlord’s estimate, Tenant shall pay to Landlord Tenant’s Proportionate Share of the estimated increases in both Operating Expenses and Taxes in twelve equal monthly installments, which shall be due and payable at the same time and in the same manner as Base Rent.

10.       Annual Reconciliation. Within 180 days after the end of each calendar year or as soon as possible thereafter, Landlord shall send Tenant an annual statement of the actual Operating Expenses and Taxes for the preceding calendar year (the “Annual Statement”). Landlord’s failure to render an Annual Statement for any calendar year shall not prejudice Landlord’s right to issue an Annual Statement with respect to that calendar year or any subsequent calendar year, nor shall Landlord’s rendering of an incorrect Annual Statement prejudice Landlord’s right subsequently to issue a corrected Annual Statement. Pursuant to the Annual Statement, Tenant shall pay to Landlord Additional Rent as owed within thirty days after Tenant’s receipt of the Annual Statement, or Landlord shall adjust Tenant’s Rent payments if Landlord owes Tenant a credit. Within one hundred eighty (180) days after the Expiration Date or earlier termination date of the Lease, Landlord shall send Tenant the final Annual Statement for the Term, and Tenant shall pay to Landlord Additional Rent as owed within thirty days after Tenant’s receipt of the Annual Statement, or, if Landlord owes Tenant a credit, then Landlord shall pay Tenant a refund. If this Lease expires or terminates on a day other than December 31, then Additional Rent shall be prorated on a 365-day calendar year (or 366 if a leap year). If there is a decrease in Operating Expenses in any subsequent year below Operating Expenses for the Base Year, then no Additional Rent shall be due on account of Operating Expenses; provided, however, Tenant shall not be entitled to any credit, refund or other payment that would reduce the amount of Tenant’s Proportionate Share of Taxes or other Additional Rent or Base Rent owed by Tenant. Likewise, if there is a decrease in Taxes in any subsequent year below Taxes for the Base Year, then no Additional Rent shall be due on account of Taxes; provided, however, Tenant shall not be entitled to any credit, refund or other payment that would reduce the amount of Tenant’s Proportionate Share of Operating Expenses or other Additional Rent or Base Rent owed by Tenant.

11.       Tenant’s Review of Operating Expenses and Taxes. No more than once per calendar year, Tenant, or a qualified professional selected by Tenant (the “Reviewer”), may review Landlord’s books and records relating to Operating Expenses and Taxes (the “Review”), subject to the following terms and conditions:

a.                    Tenant must deliver notice of the Review to Landlord within thirty days of Tenant’s receipt of the Annual Statement. Thereafter, Tenant must commence and complete its Review within a reasonable time, not to exceed 180 days following Tenant’s receipt of the Annual Statement. In order to conduct a Review, Tenant must not be in default under the Lease beyond any applicable cure period at the time it delivers notice of the Review to Landlord or at the time the Review commences. No subtenant shall have any right to conduct a Review, and no assigns shall conduct a Review for any period during which such assignee was not in possession of the Premises. If Tenant elects to have a Reviewer conduct the Review, the Reviewer must be an independent nationally or regionally recognized accounting firm that is not being compensated by Tenant on a contingency fee basis.

b.                    Tenant’s Review shall only extend to Landlord’s books and records specifically related to Operating Expenses and Taxes for the Property during the calendar year for which the Annual Statement was provided. Books and records necessary to accomplish any Review shall be retained for twelve months after the end of each calendar year, and, upon Landlord’s receipt of Tenant’s notice, shall be made available to Tenant to conduct the Review. The Review shall be conducted during regular business hours at either the Landlord’s division office for the area in which the Premises are located or Landlord’s home office in Raleigh, North Carolina, as selected by Landlord.

c.                     As a condition to the Review, Tenant and Tenant’s Reviewer shall execute a written agreement providing that the Reviewer is not being compensated on a contingency fee basis and that all information obtained through the Review, as well as any compromise, settlement or adjustment reached as a result of the Review, shall be held in strict confidence and shall not be revealed in any manner to any person except: (i) upon the prior written consent of the Landlord, which consent may be withheld in Landlord’s sole discretion; (ii) if required pursuant to any litigation between Landlord and Tenant materially related to the facts disclosed by the Review; or (iii) if required by law. The written agreement may also set forth Landlord’s reasonable procedures and guidelines for Tenant and Tenant’s Reviewer to follow when conducting the Review.

d.                    If, after Tenant’s Review, Tenant disputes the amount of Operating Expenses or Taxes set forth in the Annual Statement, Tenant or Tenant’s Reviewer shall submit a written report to Landlord within thirty days after the completion of the Review setting forth any claims to be asserted against Landlord as a result of the Review and specific and detailed explanations as to the reason for the claim(s) (the “Report”). Landlord and Tenant then shall use good faith efforts to resolve Tenant’s claims set forth in the Report. If the parties do not reach agreement on the claims within thirty (30) days after Landlord’s receipt of the Report, then the dispute shall be submitted to arbitration as hereinafter provided. Within twenty days after expiration of the thirty-day period referenced in the foregoing sentence, each party shall appoint as an arbitrator a reputable independent nationally or regionally recognized accounting firm with at least ten years experience in accounting related to commercial lease transactions and shall give notice of such appointment to the other party; provided, however, if Tenant used a Reviewer to perform the Review, the Reviewer shall be deemed to have been appointed by Tenant as its arbitrator for purposes of this provision. Within ten days after appointment of the second arbitrator, the two arbitrators shall appoint a third arbitrator who shall be similarly qualified. If the two arbitrators are unable to agree timely on the selection of the third arbitrator, then either arbitrator on behalf of both, may request such appointment from the office of the American Arbitration Association (“AAA”) nearest to Landlord. The arbitration shall be conducted in accordance with the rules of the AAA. If the AAA shall cease to provide arbitration for commercial disputes in location, the third arbitrator shall be appointed by any successor organization providing substantially the same services. Within ten days after the third arbitrator has been selected, each of the other two arbitrators, on behalf of the party it represents, shall submit a written statement, along with any supporting document, data, reports or other information, setting forth its determination of the amount of Operating Expenses or Taxes that are in dispute. The third arbitrator will resolve the dispute by selecting the statement of one of the parties as submitted to the third arbitrator. Within ten days after the third arbitrator’s receipt of the statements from the other arbitrators, the third arbitrator shall notify both parties in writing of the arbitrator’s decision. The decision of the third arbitrator shall be final and binding upon the parties and their respective heirs, executors, successors and assigns. If either of the parties fails to furnish its statement to the third arbitrator within the time frame specified herein, the third arbitrator shall automatically adopt the other party’s statement as final and binding The cost of arbitration (exclusive of each party’s witness and attorneys’ fees, which shall be paid by the party) shall be shared equally by the parties.

e.                     If the Review or subsequent arbitration determines that Operating Expenses and Taxes in the applicable calendar year were overstated, in the aggregate, by five percent (5%) or more, then Landlord shall reimburse Tenant for Tenant’s reasonable Review costs; otherwise, Tenant shall pay its own costs in connection with the Review.

LEASE ADDENDUM NUMBER THREE

OPTION TO EXTEND LEASE TERM

1.              Option to Extend. Tenant shall have the right and option to extend the Lease (the “Extension Option”) for one (1) additional period of five (5) years (the “Extended Lease Term”); provided, however, such Extension Option is contingent upon the following (i) Tenant is not in default at the time Tenant gives Landlord notice of Tenant’s intention to exercise the Extension Option; (ii) upon the Expiration Date or the expiration of any Extended Lease Term, Tenant has no outstanding default; (iii) no event has occurred that upon notice or the passage of time would constitute a default; (iv) Tenant is not disqualified by multiple defaults as provided in the Lease; and (v) Tenant is occupying the Premises. Following the expiration of the first Extended Lease Term, Tenant shall have no further right to renew the Lease pursuant to this Lease Addendum Number Three.

1.              Exercise of Option. Tenant shall exercise each Extension Option by giving Landlord notice at least 270 days prior to the Expiration Date or the last day of any Extended Lease Term. If Tenant fails to give such notice to Landlord prior to said 270 day period, then Tenant shall forfeit the Extension Option. If Tenant exercises the Extension Option, then during any such Extended Lease Term, Landlord and Tenant’s respective rights, duties and obligations shall be governed by the terms and conditions of the Lease. Time is of the essence in exercising the Extension Option.

2.              Term. If Tenant exercises the Extension Option, then during any such Extended Lease Term, all references to the term “Term”, as used in the Lease, shall mean the “Extended Lease Term”.

3.              Termination of Extension Option on Transfer by Tenant. In the event Landlord consents to an assignment or sublease by Tenant, then the Extension Option shall automatically terminate unless otherwise agreed in writing by Landlord.

4.              Base Rent for Extended Lease Term. The Minimum Base Rent for the Extended Lease Term shall be the Fair Market Rental Rate, determined as follows:

Definition. The term “Fair Market Rental Rate” shall mean the market rental rate for the time period such determination is being made for office space in class “A” office buildings in the Raleigh, North Carolina area (“AREA”) of comparable condition for space of equivalent quality, size, utility, and location. Such determination shall take into account all relevant factors, including, without limitation, the following matters: the credit standing of Tenant; the length of the term; expense stops; the fact that Landlord will experience no vacancy period and that Tenant will not suffer the costs and business interruption associated with moving its offices and negotiating a new lease; construction allowances and other tenant concessions that would be available to tenants comparable to Tenant in the AREA (such as moving expense allowance, free rent periods, and lease assumptions and take-over provisions, if any, but specifically excluding the value of improvements installed in the Premises at Tenant’s cost), and whether adjustments are then being made in determining the rental rates for extended terms in the AREA because of concessions being offered by Landlord to Tenant (or the lack thereof for the Extended Lease Term in question). For purposes of such calculation, it will be assumed that Landlord is paying a representative of Tenant a brokerage commission in connection with the Extended Lease Term in question, based on the then current market rates.

Determination. Landlord shall deliver to Tenant notice of the Fair Market Rental Rate (the “FMR Notice”) for the Premises for the Extended Lease Term in question within thirty (30) days after Tenant exercises the option giving rise for the need to determine the Fair Market Rental Rate. If Tenant disagrees with Landlord’s assessment of the Fair Market Rental Rate specified in a FMR Notice, then it shall so notify Landlord in writing within ten (10) business days after delivery of such FMR Notice; otherwise, the rate set forth in such notice shall be the Fair Market Rental Rate. If Tenant timely delivers to Landlord notice that Tenant disagrees with Landlord’s assessment of the Fair Market Rental Rate, then Landlord and Tenant shall meet to attempt to determine the Fair Market Rental Rate. If Tenant and Landlord are unable to agree on such Fair Market Rental Rate within ten (10) business days after Tenant notifies Landlord of Tenant’s disagreement with Landlord’s assessment thereof, then Landlord and Tenant shall each appoint an independent real estate Broker with at least five (5) years’ commercial real estate appraisal experience in the AREA market. The two Brokers shall then, within ten (10) days after their designation, select an independent third Broker with like qualifications. If the two Brokers are unable to agree on the third Broker within such ten (10) day period, either Landlord or Tenant, by giving five (5) days prior notice thereof to the other, may apply to the then presiding Clerk of Superior Court of Wake County for selection of a third Broker who meets the qualifications stated above. Within twenty (20) business days after the selection of the third Broker, a majority of the Brokers shall determine the Fair Market Rental Rate. If a majority of the Brokers is unable to agree upon the Fair Market Rental Rate by such time, then the two (2) closest appraisals shall be averaged and the average will be the Fair Market Rental Rate. Tenant and Landlord shall each bear the entire cost of the Broker selected by it and shall share equally the cost of the third Broker.

Administration. If Tenant has exercised the Extension Option and the Fair Market Rental Rate for the Extended Lease Term has not been determined in accordance with this Lease Addendum Number Three by the time that Rent for the Extended Lease Term is to commence in accordance with the terms hereof, then Tenant shall pay Rent for the Extended Lease Term based on the Fair Market Rental Rate proposed by Landlord pursuant to this Lease Addendum Number Three until such time as the Fair Market Rental Rate has been so determined, at which time appropriate cash adjustments shall be made between Landlord and Tenant such that Tenant is charged Rent based on the Fair Market Rental Rate (as finally determined pursuant to this Lease Addendum Number Three) for the Extended Lease Term during the interval in question.

EXHIBIT A

PREMISES

EXHIBIT A-1

Tenant Improvement Specifications

As part of the Tenant Improvements, Landlord, at no cost to the Tenant, will provide the Tenant Improvements shown on the Space Plan dated May 5, 2010 (attached as part of this Exhibit A) and those certain detailed pricing plans provided by Landlord and acknowledged by Tenant’s Authorized Representative (which are hereby incorporated into the Lease by reference) and as further detailed herein but which are subject to change as mutually agreed in writing by Landlord and Tenant. Unless otherwise noted, all work will be done using Building Standard (“BS”) materials, finishes, and ratios.

Doors:

Existing Doors to be reused/relocated throughout with reuse of existing hardware. Any necessary New doors will match existing and hardware as noted on the plans.

The 3rd floor suite entry doors will have glass inserts installed, as referenced on the plans, to match the existing suite entry across the hall. Any damaged door frames located on the 6th floor shall be repainted. Any damaged Building standard doors located on the 3rd, 6th, and 7th floors shall be refinished.

Glass Partitions

7th floor Call Center: Five (5) sections of four (4) foot wide full height glass as shown on the plan, or, as an alternative, glass partitions of four (4) feet wide by three point five (3.5) to four (4) feet high.

Wall Finish:

BS 2 coats of latex paint of a Benjamin Moore commercial grade or equivalent in all areas unless noted otherwise. One color for interior of offices, one color for common areas, all with an eggshell finish Landlord will provide for one accent color on up to 200 linear feet within the combined Premises intended to cover the reception area on the 3rd floor and the elevator lobby of the 7th floor.

6th floor Vinyl Wall Covering to remain where noted. Where there is new Vinyl Wall Covering specified on the plans, Tenant to select from Landlord’s selection of installed VWC, which will be consistent with the existing vinyl wall covering on the 6th floor.

7th floor, All Vinyl Wall Covering to be removed and walls painted as noted on the plans.

Ceilings:	Any new ceiling tile to match the existing ceiling tile on each floor.

Flooring:

6th floor carpet to remain unless otherwise noted on plans Up to 10 offices on the 6th floor may have carpet replaced if cleaning of the existing carpet is not reasonably acceptable to Tenant. Areas to receive new carpet on the 6th floor per plans shall be of comparable quality to existing carpet.

Areas specified to receive new BS carpet for the 3rd and 7th floors will be selected from Landlords options within the $18.00 per yard (installed) cost with a minimum weight of 30 ounces. Tenant’s choice of carpet and carpet base from Landlord’s collection. No carpet borders are included. Maximum of 3 carpet selections.

VCT as indicated on the drawings. Areas noted to receive new VCT will have selection from BS Armstrong Standard Excelon VCT.

Lighting:

Existing lighting to be reused as shown on the plan. No new specialty lighting is provided. BS New fixtures are three-tube 2’x 4’ fluorescent fixtures. (140 new BS fixtures)

All light switching to be Building Standard switching.

Millwork:

BS base and wall cabinets as shown on the plan (some existing to remain and New as noted on the plans). New BS base and wall cabinets are constructed of cabinet grade particleboard, laminate exterior and melamine interior. Cabinets shall have concealed hinges and 4” chrome wire pulls. Countertops will be square edge plastic laminate construction.

Plumbing:

Single sinks as shown on the plan with hot and cold water which shall be gooseneck faucets for new sink locations. Landlord will also provide water lines for the coffee makers. All appliances at Tenant’s expense and Landlord will provide for the connection of appliances.

Mechanical:

BS mechanical VAV system with average zones of 850 square feet. Tenant to have use of existing supplemental air unit and is responsible for maintaining. The monthly HVAC Reimbursement shall be Additional Rent and shall be due and payable at the same time and in the same manner as monthly Base Rent. All conference rooms shall have a separate thermostat and properly zoned to handle the expected heat load for each conference room. The amount of the monthly HVAC Reimbursement for each unit shall be determined according to the following formula:

(# tons of the supplemental unit) x (1.5 kW/ton) x (500 hours) x (Average Rate/kWh) = monthly HVAC Reimbursement per unit

Server/Telephone room:

7th and 6th floor Server room provided in existing condition, existing UPS unit available for reuse by Tenant.

3rd floor server room to have 2 dedicated circuits and 4 phone drops and a 4’X8’ plywood phone board.

Fire Suppression System:	Landlord will provide an allowance of $30,000 for the purchase and installation of a fire suppression system.

Electrical:

Landlord will provide the necessary circuits for cubicle installation to accommodate power pole and or floor box connections depending upon location; floor boxes shall accommodate voice and data (provided that such numbers may fluctuate by up to 10%):

110 new duplex outlets and 121 voice and data boxes

48 new 20amp dedicated circuits

13 new floor boxes to accommodate conference rooms and cubicles as necessary

Additional requested outlets or dedicated circuits to be a Tenant expense.

Cubicles:	Cubicles will be provided and installed by Tenant. Cubicle Power to be run off the walls and columns where possible. Remaining power provided via floor boxes.

Voice/Data:

Landlord will provide one (1) poke through floor box to house one duplex electrical outlet and one phone/data. Tenant to provide projection screens and projectors and any other A/V equipment for installation by Tenant’s vendor and as provided in the Lease.

Card Access:	Landlord to provide the box and pull string with power above ceiling for Tenants vendor to install card readers as provided in the Lease.

Wiring/Cabling:	Tenant is responsible for all phone/data wiring/cabling for the Premises as provided in the Lease.

Security system:	Tenant’s security system/card readers and installation is at Tenant’s sole cost.

Furniture:

All furniture, appliances and equipment not specified in this Exhibit A, such as cubicles, office furniture, wall boards, audio visual equipment, projectors, server room equipment, etc. are to be provided at Tenant’s sole cost as provided in the Lease.

Signage:

Landlord is providing for the cost to have Tenant’s name installed on the building lobby directory and tenant’s suite entry signage to their suite. Tenant has the option of exterior building signage at Tenant’s expense as provided in the Lease.

Keying:

Landlord will provide for the cost of keying the Premises providing ten (10) Suite entry keys for the Premises, as well as 240 card access cards for Building main entry after hours card access entry.

Landlord has 27 passage sets and 35 locksets are being provided all other hardware is existing and to remain. Landlord shall provide two (2) sets of keys for each lockset. Landlord will provide up to 30 additional locksets if requested.

Restrooms:

6TH and 7th floor restrooms provided in existing condition with exception of new paint on the ceilings and on the 7th floor new carpet to replace current carpet in the restroom. 3rd floor restrooms are common area restrooms.

Fire Protection:	Landlord will provide 1 semi-recessed sprinkler head per 120 useable square feet (per code).

EXHIBIT A-2

RIGHT TO LEASE SPACE

EXHIBIT A-3

FF&E

Reception Foyer:

1 inlaid custom rug

2 upholstered chairs

Reception Phone Room:

1 custom designed built in desk

1 upholstered and wood chair

Reception Area:

5 upholstered chairs

1 upholstered sofa

3 lamps

1 4 drawer bureau

1 48” round table

2 side tables with three shelves

1 Reception Workstation wood and granite

1 inlaid custom rug

Custom drapery panels

Dogwood Conference Room:

1 custom granite conference table with base

12 upholstered arm chairs

1 drop down screen for multi-media presentations (not video conference room)

Custom Drapery panels

Custom built in cabinetry

Azalea Video Conference Room:

6 wood conference tables with bases

16 custom wood and upholstered arm chairs

Custom Built in Cabinetry

2 television screens for video conferencing (one flat screen)

Bobby Jones Conference Room:

Inlaid wood conference table with base

8 custom upholstered chairs

1 credenza

Custom built in cabinetry

1 drop down screen for multi media presentations (not video conference)

Magnolia Conference Room:

7 wood tables with base

20 custom wood and upholstered chairs

1 drop down screen with stereo feature and multi media projector from ceiling (not video conference)

Custom Drapery Panels

Custom Built in Cabinetry

Within this conference room there are 2 phone booths both with custom built in cabinet and 2 wood and upholstered chairs in each booth

Conference Room Enclave  (exterior office size)

1 circular table

4 custom wood and upholstered chairs

1 small side credenza

Conference Room Enclave  (exterior office size)

1 circular table

3 custom wood and upholstered chairs

Small side credenza

25 Associate Sized Exterior Offices (most are the same size, however there are a few exceptions). All have desk kit and chair along with 2 visiting chairs

10 Partner Sized Offices. 3 of 10 offices have desk, chair and 2 visiting chairs. (all other partner sized offices are either vacant or are furnished by a partner personally and is not firm property)

5 interior offices have desk kit and chair. 1 interior office is vacant and has no desk kit (6 interior sized offices in total)

17 secretarial work stations with desk kit

Miscellaneous Items

UPS System

Light Fixtures

Window Treatments

All Supplemental Air Units

All Wiring and Cabling

Ice machines

In the event any other items of FF&E will be subject to this Lease, such items shall be as mutually agreed in writing via a letter agreement executed by Landlord and Tenant.

EXHIBIT B
RULES AND REGULATIONS

1.              Access to Building. On Saturdays, Sundays, legal holidays and weekdays between the hours of 6:00 P.M. and 8:00 A.M., access to the Building and/or to the halls, corridors, elevators or stairways in the Building may be restricted and access shall be gained by use of a key or electronic card to the outside doors of the Buildings. Landlord may from time to time establish security controls for the purpose of regulating access to the Building. Tenant shall be responsible for providing access to the Premises for its agents, employees, invitees and guests at times access is restricted, and shall comply with all such security regulations so established.

2.              Protecting Premises. The last member of Tenant to leave the Premises shall close and securely lock all doors or other means of entry to the Premises and shut off all lights and equipment in the Premises.

3.              Building Directories. The directories for the Building in the form selected by Landlord shall be used exclusively for the display of the name and location of tenants. Any additional names and/or name change requested by Tenant to be displayed in the directories must be approved by Landlord and, if approved, will be provided at the sole expense of Tenant.

4.              Large Articles. Furniture, freight and other large or heavy articles may be brought into the Building only at times and in the manner designated by Landlord and always at Tenant’s sole responsibility. All damage done to the Building, its furnishings, fixtures or equipment by moving or maintaining such furniture, freight or articles shall be repaired at Tenant’s expense.

5.              Signs. Tenant shall not paint, display, inscribe, maintain or affix any sign, placard, picture, advertisement, name, notice, lettering or direction on any part of the outside or inside of the Building, or on any part of the inside of the Premises which can be seen from the outside of the Premises, including windows and doors, without the written consent of Landlord, and then only such name or names or matter and in such color, size, style, character and material as shall be first approved by Landlord in writing. Landlord, without notice to Tenant, reserves the right to remove, at Tenant’s expense, all matters other than that provided for above.

6.              Compliance with Laws. Tenant shall comply with all applicable laws, ordinances, governmental orders or regulations and applicable orders or directions from any public office or body having jurisdiction, whether now existing or hereinafter enacted with respect to the Premises and the use or occupancy thereof. Tenant shall not make or permit any use of the Premises which directly or indirectly is forbidden by law, ordinance, governmental regulations or order or direction of applicable public authority, which may be dangerous to persons or property or which may constitute a nuisance to other tenants.

7.              Hazardous Materials. Tenant shall not use or permit to be brought into the Premises or the Building any flammable oils or fluids, or any explosive or other articles deemed hazardous to persons or property, or do or permit to be done any act or thing which will invalidate, or which, if brought in, would be in conflict with any insurance policy covering the Building or its operation, or the Premises, or any part of either, and will not do or permit to be done anything in or upon the Premises, or bring or keep anything therein, which shall not comply with all rules, orders, regulations or requirements of any organization, bureau, department or body having jurisdiction with respect thereto (and Tenant shall at all times comply with all such rules, orders, regulations or requirements), or which shall increase the rate of insurance on the Building, its appurtenances, contents or operation.

8.              Defacing Premises and Overloading. Tenant shall not place anything or allow anything to be placed in the Premises near the glass of any door, partition, wall or window that may be unsightly from outside the Premises. Tenant shall not place or permit to be placed any article of any kind on any window ledge or on the exterior walls; blinds, shades, awnings or other forms of inside or outside window ventilators or similar devices shall not be placed in or about the outside windows in the Premises except to the extent that the character, shape, color, material and make thereof is approved by Landlord. Tenant shall not do any painting or decorating in the Premises or install any floor coverings in the Premises or make, paint, cut or drill into, or in any way deface any part of the Premises or Building without in each instance obtaining the prior written consent of Landlord. Tenant shall not overload any floor or part thereof in the Premises, or any facility in the Building or any public corridors or elevators therein by bringing in or removing any large or heavy articles and Landlord may direct and control the location of safes, files, and all other heavy articles and, if considered necessary by Landlord may require Tenant at its expense to supply whatever supplementary supports necessary to properly distribute the weight.

9.              Obstruction of Public Areas. Tenant shall not, whether temporarily, accidentally or otherwise, allow anything to remain in, place or store anything in, or obstruct in any way, any sidewalk, court, hall, passageway, entrance, or shipping area. Tenant shall lend its full cooperation to keep such areas free from all obstruction and in a clean and sightly condition, and move all supplies, furniture and equipment as soon as received directly to the Premises, and shall move all such items and waste (other than waste customarily removed by Building employees) that are at any time being taken from the Premises directly to the areas designated for disposal. All courts, passageways, entrances, exits, elevators, escalators, stairways, corridors, halls and roofs are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, character, reputation and interest of the Building and its tenants; provided, however, that nothing herein contained shall be construed to prevent such access to persons with whom Tenant deals within the normal course of Tenant’s business so long as such persons are not engaged in illegal activities.

10.       Additional Locks. Tenant shall not attach, or permit to be attached, additional locks or similar devices to any door or window, change existing locks or the mechanism thereof, or make or permit to be made any keys for any door other than those provided by Landlord. Upon termination of this Lease or of Tenant’s possession, Tenant shall immediately surrender all keys to the Premises.

11.       Communications or Utility Connections. If Tenant desires signal, alarm or other utility or similar service connections installed or changed, then Tenant shall not install or change the same without the approval of Landlord, and then only under direction of Landlord and at Tenant’s expense. Tenant shall not install in the Premises any equipment which requires a greater than normal amount of electrical current for the permitted use without the advance written consent of Landlord. Tenant shall ascertain from Landlord the maximum amount of load or demand for or use of electrical current which can safely be permitted in the Premises, taking into account the capacity of the electric wiring in the Building and the Premises and the needs of other tenants in the Building, and Tenant shall not in any event connect a greater load than that which is safe.

12.       Office of the Building. Service requirements of Tenant will be attended to only upon application at the office of Highwoods Properties, Inc Employees of Landlord shall not perform, and Tenant shall not engage them to do any work outside of their duties unless specifically authorized by Landlord.

13.       Restrooms. The restrooms, toilets, urinals, vanities and the other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant whom, or whose employees or invitees, shall have caused it.

14.       Intoxication. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated, or under the influence of liquor or drugs, or who in any way violates any of the Rules and Regulations of the Building.

15.       Nuisances and Certain Other Prohibited Uses. Tenant shall not (a) install or operate any internal combustion engine, boiler, machinery, refrigerating, heating or air conditioning apparatus in or about the Premises; (b) engage in any mechanical business, or in any service in or about the Premises or Building, except those ordinarily embraced within the Permitted Use as specified in Section 3 of the Lease; (c) use the Premises for housing, lodging, or sleeping purposes; (d) prepare or warm food in the Premises or permit food to be brought into the Premises for consumption therein (heating coffee and individual lunches of employees excepted) except by express permission of Landlord; (e) place any radio or television antennae on the roof or on or in any part of the inside or outside of the Building other than the inside of the Premises, or place a musical or sound producing instrument or device inside or outside the Premises which may be heard outside the Premises; (f) use any power source for the operation of any equipment or device other than dry cell batteries or electricity; (g) operate any electrical device from which may emanate waves that could interfere with or impair radio or television broadcasting or reception from or in the Building or elsewhere; (h) bring or permit to be in the Building any bicycle, other vehicle, dog (except in the company of a blind person), other animal or bird; (i) make or permit any objectionable noise or odor to emanate from the Premises; (j) disturb, harass, solicit or canvass any occupant of the Building; (k) do anything in or about the Premises which could be a nuisance or tend to injure the reputation of the Building; (i) allow any firearms in the Building or the Premises except as approved by Landlord in writing.

16.       Solicitation. Tenant shall not canvass other tenants in the Building to solicit business or contributions and shall not exhibit, sell or offer to sell, use, rent or exchange any products or services in or from the Premises unless ordinarily embraced within the Tenant’s Permitted Use as specified in Section 3 of the Lease.

17.       Energy Conservation. Tenant shall not waste electricity, water, heat or air conditioning and agrees to cooperate fully with Landlord to insure the most effective operation of the Building’s heating and air conditioning, and shall not allow the adjustment (except by Landlord’s authorized Building personnel) of any controls.

18.       Building Security. At all times other than normal business hours the exterior Building doors and suite entry door(s) must be kept locked to assist in security. Problems in Building and suite security should be directed to Landlord at 919/872-4924.

19.       Parking. Parking is in designated parking areas only. There shall be no vehicles in “no parking” zones or at curbs. Handicapped spaces are for handicapped persons only and the Police Department will ticket unauthorized (unidentified) cars in handicapped spaces. Landlord reserves the right to remove vehicles that do not comply with the Lease or these Rules and Regulations and Tenant shall indemnify and hold harmless Landlord from its reasonable exercise of these rights with respect to the vehicles of Tenant and its employees, agents and invitees.

20.       Janitorial Service. The janitorial staff will remove all trash from trashcans. Any container or boxes left in hallways or apparently discarded unless clearly and conspicuously labeled DO NOT REMOVE may be removed without liability to Landlord. Any large volume of trash resulting from delivery of furniture, equipment, etc., should be removed by the delivery company, Tenant, or Landlord at Tenant’s expense. Janitorial service will be provided after hours five (5) days a week. All requests for trash removal other than normal janitorial services should be directed to Landlord at 919/872-4924.

EXHIBIT C
COMMENCEMENT AGREEMENT AND LEASE AMENDMENT NUMBER ONE

This COMMENCEMENT AGREEMENT AND LEASE AMENDMENT NUMBER ONE (the “First Amendment”), made and entered into as of this           day of                           , 200   , by and between HIGHWOODS REALTY LIMITED PARTNERSHIP, a North Carolina limited partnership (“Landlord”) and INC RESEARCH, INC., a Delaware corporation (“Tenant”);

W I T N E S S E T H:

WHEREAS, Tenant and Landlord entered into that certain Lease Agreement dated                              (the “Lease”), for space designated as Suites 360, 600 and 700, comprising approximately 60,058 rentable square feet, in the Highwoods Tower Two Building, located at 3201 Beechleaf Court, City of Raleigh, County of Wake, State of North Carolina; and

WHEREAS, the parties desire to amend the Rent Schedule and further alter and modify said Lease in the manner set forth below,

NOW, THEREFORE, in consideration of the mutual and reciprocal promises herein contained, Tenant and Landlord hereby agree that said Lease hereinafter described be, and the same is hereby modified in the following particulars, effective as of                                                           :

1.              Lease Term. The definition for “Term”, provided in Section One of the Lease, entitled “Basic Definitions and Provisions” shall be amended to provide that the Commencement Date is:                                and the Expiration Date is:                               .

2.              Base Rent. The definition for “Rent”, provided in Section One of the Lease, entitled “Basic Definitions and Provisions”, shall be amended as follows:

3.              Miscellaneous. Unless otherwise defined herein, all capitalized terms used in this First Amendment shall have the same definitions ascribed to them in the Lease.

4.              Lease Effectiveness. Except as modified and amended by this First Amendment, the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Agreement to be duly executed, as of the day and year first above written.

Tenant:

INC RESEARCH, INC.

a Delaware corporation

By:
Name:
Title:
Date:

Landlord:

HIGHWOODS REALTY LIMITED PARTNERSHIP

a North Carolina limited partnership

By: Highwoods Properties, Inc., its general partner

a Maryland corporation

By:
Thomas S. Hill, III, Vice President and Division Manager

EXHIBIT D

A C C E P T A N C E   O F   P R E M I S E S

Tenant:                                   INC Research, Inc.

Landlord                            Highwoods Realty Limited Partnership

Date Lease Signed:

Term of Lease:	75 Months

Address of Leased Premises

		Containing
Suite:	360,600,700	approximately	60,058 square feet, located

at	3201 Beechleaf Court
	Raleigh, North Carolina 27604

Commencement Date:

Expiration Date:

The above described Premises are accepted by Tenant as suitable for the purpose for which they were let. The above described lease term commences and expires on the dates set forth above. Tenant acknowledges that on                                                         it received from Landlord                    keys to the Premises. It is understood that if there is a punch list which will be completed after move-in, then said punch list will be an exhibit hereto.

TENANT	LANDLORD

(Type/Print Name and Title)	(Type/Print Name and Title)

(Signature)	(Signature)

(Type/Print Name and Title)	(Type/Print Name and Title)